UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SBS TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing proxy statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of SBS Technologies, Inc.

(2)	Aggregate number of securities to which transaction applies:

19,155,532, which includes 15,671,531 shares of common stock, 110,447 restricted stock units and options to purchase 3,373,554 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 15,671,531 shares of common stock multiplied by $16.50 per share, (b) 110,447 restricted stock units multiplied by $16.50 per unit and (c) $4.15, which is equal to the difference between $16.50 and the weighted average exercise price per share of the options to purchase 2,835,254 shares of common stock that have an exercise price of less than $16.50 per share (the remaining options to purchase 538,300 shares of common stock will be cancelled without payment of any consideration). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$272,167,834

(5)	Total fee paid:

$29,121.96

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement

Dated April 18, 2006, Subject to Completion

SBS TECHNOLOGIES, INC.

7401 Snaproll NE

Albuquerque, New Mexico 87109

            , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of SBS Technologies, Inc. (“SBS”), which is scheduled to be held on             , 2006 at          a.m., Mountain Time, and will be held at our corporate headquarters at 7401 Snaproll NE, Albuquerque, New Mexico 87109.

At the meeting, you will be asked to approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” that we entered into on March 19, 2006 with GE Fanuc Embedded Systems, Inc. (“GE Fanuc”) and GME, Inc., a wholly-owned subsidiary of GE Fanuc. As a result of the merger, SBS will become a wholly-owned subsidiary of GE Fanuc. At the meeting you will also be asked to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting additional proxies to vote in favor of approving the merger agreement.

If the merger is completed, you will be entitled to receive $16.50 in cash, without interest, for each share of SBS common stock that you own and you will have no ongoing ownership interest in the continuing business of SBS. Your vote is very important. We cannot complete the merger unless all of the conditions to closing are satisfied or waived, including the approval of the merger agreement by holders of at least a majority of the outstanding shares of SBS common stock.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors, by unanimous vote, (i) has determined that the terms of the merger agreement and the merger are in the best interests of SBS and its shareholders and (ii) approved the merger agreement and the transactions contemplated thereby, including the merger.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

The notice of special meeting of shareholders and proxy statement follow. Please give this material your careful attention. Please sign and return your proxy promptly, whether or not you plan to attend the special meeting. Your vote is very important to SBS.

On behalf of SBS’ directors and officers, I wish to thank you for your interest in SBS and urge you to vote FOR the approval of the merger agreement.

Sincerely,

CLARENCE W. PECKHAM

Chief Executive Officer

YOUR VOTE IS IMPORTANT

Please sign, date and return your proxy card promptly

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On             , 2006

To the shareholders of SBS:

Notice is hereby given that a special meeting of shareholders of SBS Technologies, Inc. (“SBS”) will be held at our corporate headquarters at 7401 Snaproll NE, Albuquerque, New Mexico 87109, on             , 2006 at          a.m., Mountain Time, to consider and act upon the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of March 19, 2006, among GE Fanuc Embedded Systems, Inc. (“GE Fanuc”), GME, Inc., a wholly-owned subsidiary of GE Fanuc, and SBS;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting additional proxies to vote in favor of approving the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting at the time and on the date specified above or at any time and date to which the meeting may be properly adjourned or postponed.

The board of directors of SBS has determined that the merger is in the best interests of SBS and its shareholders and recommends that you vote to approve the merger agreement. This item of business to be submitted to a vote of the shareholders at the special meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of SBS also recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. We are not aware of any other business to come before the special meeting.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

Shareholders of record on             , 2006 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. All shareholders are cordially invited to attend the special meeting in person. Approval of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of SBS common stock.

SBS has concluded that you are entitled to dissenters’ rights under the New Mexico Business Corporation Act, provided that you strictly comply with the procedures in that Act as described further in the accompanying proxy statement.

You should not send any certificates representing shares of SBS common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card, as instructed in these materials, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of approval of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the accompanying proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by SBS or any other person.

By Order of the Board of Directors

BRUCE E. CASTLE

Vice President, General Counsel

and Secretary

SBS TECHNOLOGIES, INC.

7401 Snaproll NE

Albuquerque, New Mexico 87109

            , 2006

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE THAT SBS HAS PROVIDED.

7401 Snaproll NE

Albuquerque, New Mexico 87109

PROXY STATEMENT

This proxy statement, which we refer to as the “proxy statement,” is being furnished to holders of common stock of SBS Technologies, Inc., which we refer to as “SBS,” in connection with the solicitation of proxies by the board of directors of SBS for use at the special meeting of shareholders to be held on             , 2006, which we refer to as the “special meeting,” at          a.m., Mountain Time, at our corporate headquarters at 7401 Snaproll NE, Albuquerque, New Mexico 87109, and any adjournments or postponements thereof. This proxy statement and the accompanying notice of special meeting of shareholders and form of proxy were first sent or given to shareholders on or about             , 2006.

At the special meeting, SBS’ shareholders will be asked to consider and vote on the following proposals:

1. To approve the Agreement and Plan of Merger, which we refer to as the “merger agreement,” dated as of March 19, 2006, among GE Fanuc Embedded Systems, Inc. (“GE Fanuc”), GME, Inc., a wholly-owned subsidiary of GE Fanuc, and SBS;

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting additional proxies to vote in favor of approval of the merger agreement; and

3. To consider and act upon such other matters as may properly come before the meeting.

SBS’ board of directors unanimously recommends that you vote FOR approval of each of these proposals. Please give your careful attention to the more detailed information regarding each of these proposals that appears in this proxy statement.

This proxy statement is dated             , 2006.

i

Annex A—Agreement and Plan of Merger, dated as of March 19, 2006, among GE Fanuc Embedded Systems, Inc., GME, Inc. and SBS Technologies, Inc.

Annex B—Opinion of J.P. Morgan Securities Inc.

Annex C—Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act

ii

SUMMARY RELATING TO THE MERGER

This summary highlights selected information contained in this proxy statement related to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger agreement, you should carefully read this entire document, including the annexes, and the other documents to which SBS refers you.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “SBS,” “we,” “our,” “ours,” and “us” refer to SBS Technologies, Inc. and its subsidiaries, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of March 19, 2006, among GE Fanuc, GME, Inc., and SBS, a copy of which is attached as Annex A to this proxy statement, and all references to the “merger” refer to the merger contemplated by the merger agreement. The term “GE Fanuc” refers to GE Fanuc Embedded Systems, Inc., and the term “Merger Sub” refers to GME, Inc.

The Companies Involved in the Merger

SBS Technologies, Inc.

7401 Snaproll NE

Albuquerque, NM 87109

(505) 875-0600

www.sbs.com

SBS designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. SBS’ common stock is listed on the Nasdaq National Market under the symbol “SBSE.” SBS is incorporated under the laws of the State of New Mexico. Information contained on SBS’ website does not constitute a part of this proxy statement.

GE Fanuc Embedded Systems, Inc.

P.O. Box 8106

Charlottesville, Virginia 22906

(434) 978-5000

GE Fanuc Embedded Systems, Inc., which we refer to as “GE Fanuc,” is a part of GE Fanuc Automation Corporation, a joint venture between General Electric Company and FANUC LTD of Japan. GE Fanuc delivers automation hardware and software designed to help users reduce costs, increase efficiency and enhance profitability. With solutions and services catering to virtually every industrial segment, GE Fanuc provides a diverse array of capabilities and products, including controllers, embedded systems, advanced software, motion control, CNCs, operator interfaces, industrial computers, and lasers. Headquartered in Charlottesville, VA, GE Fanuc is a part of GE Industrial and combines the diverse global strengths of the General Electric family with the local presence customers need to design, develop and maintain their automation investments. GE Fanuc is incorporated under the laws of the State of Delaware.

GME, Inc.

P.O. Box 8106

Charlottesville, Virginia 22906

(434) 978-5000

GME, Inc., which we refer to as “Merger Sub,” is a wholly-owned subsidiary of GE Fanuc formed solely for the purpose of merging into SBS in the merger. GME, Inc. has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the State of New Mexico.

The Merger

Pursuant to the merger agreement, Merger Sub will merge with and into SBS, with SBS being the surviving corporation. After the merger, GE Fanuc will own, indirectly, all of SBS’ outstanding stock. SBS’ shareholders will receive cash in the merger in exchange for their shares of SBS common stock. A copy of the merger agreement is attached as Annex A to this proxy statement. SBS encourages you to read the merger agreement carefully and fully as it is the definitive agreement that governs the merger.

Merger Consideration (See page 32)

If the merger is completed, each shareholder who does not exercise dissenters’ rights will receive $16.50 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of SBS common stock owned by such shareholder. After the merger is completed, each shareholder will have the right to receive the merger consideration, but will no longer have any rights as an SBS shareholder.

Treatment of Stock Options and Restricted Stock Units (See page 33)

Holders of SBS stock options, whether or not then vested or exercisable, will be entitled to receive a cash payment equal to the excess, if any, of $16.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes.

Holders of SBS restricted stock units will be entitled to receive $16.50 in cash, without interest and subject to any applicable withholding taxes, for each share of SBS common stock represented by such restricted stock unit.

Market Price (See page 45)

SBS common stock is listed on the Nasdaq National Market under the ticker symbol “SBSE.” On March 17, 2006, the last full trading day prior to the public announcement of the proposed merger, SBS common stock closed at $10.64 per share. On                     , 2006, the last trading day prior to the date of this proxy statement, SBS common stock closed at $             per share. SBS’ stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of SBS’ stock immediately prior to the effective time of the merger.

Reasons for the Proposed Merger (See page 19)

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that SBS shareholders approve the merger agreement, SBS’ board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinion of SBS’ Financial Advisor (See page 21)

J.P. Morgan Securities Inc., who we refer to as “JPMorgan,” has rendered its opinion to the SBS board of directors that, as of March 19, 2006 and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of shares of SBS common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the opinion of JPMorgan dated March 19, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. SBS’ shareholders should read the opinion in its entirety. JPMorgan provided its opinion for the information and assistance of SBS’ board of directors in connection with its consideration of the merger. The opinion of JPMorgan does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. The JPMorgan opinion is not a recommendation as to how any holder of shares of SBS common stock should vote with respect to the merger. Pursuant to the terms of its engagement letter with JPMorgan, SBS agreed to pay a fee upon consummation of the transaction contemplated by the merger agreement.

Recommendation of the SBS Board of Directors (See page 21)

The SBS board of directors has unanimously determined that the merger is in the best interests of SBS and its shareholders and unanimously recommends that SBS’ shareholders vote FOR the approval of the merger agreement.

Vote Required (See page 13)

The affirmative vote of the holders of at least a majority of the outstanding shares of SBS common stock is required to approve the merger agreement. The merger is not contingent upon the approval at the special meeting of any other proposal presented to SBS’ shareholders.

Proxies, Voting and Revocation (See page 13)

Shares of SBS common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of SBS common stock represented by that proxy will be voted FOR the approval of the merger agreement and, if necessary, FOR the approval of one or more adjournments of the special meeting to solicit additional proxies.

A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of SBS at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of SBS before the taking of the vote at the special meeting; or

•	attending the special meeting and voting such shares in person. Shareholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Interests of Certain Persons in the Merger (See page 26)

In considering the recommendation of SBS’ board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to SBS’ directors and executive officers that are not available to shareholders generally. SBS’ board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, and the extension of certain employment agreements described below, the arrangements described below were in existence before the discussions about the merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

Stock Options and Restricted Stock Units. Upon the completion of the merger, each SBS outstanding stock option will immediately vest and become exercisable and will be terminated or converted into an amount in cash equal to the excess, if any, of $16.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. All outstanding SBS restricted stock units will be converted into the right to receive $16.50 in cash, without interest and subject to any applicable withholding taxes, for each share of SBS common stock subject to such restricted stock unit. Detailed information regarding the treatment of options and restricted stock units held by each of SBS’ executive officers and directors is set forth in “The Merger—Interests of Certain Persons in the Merger” beginning on page 26.

Stock Ownership. SBS’ officers and directors also beneficially own shares of SBS common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 44.

Existing Employment Agreements. SBS has entered into employment agreements with each of its executive officers providing, among other things, for six months’ severance payable upon the officer’s termination by SBS without cause and one-year severance payable upon the officer’s termination without cause within one year after a change in control of SBS. On March 19, 2006, SBS entered into amendments to the employment agreements for each of Bruce E. Castle, James E. Dixon, Jr. and David H. Greig, in each case, providing for an eleven-month extension of the term of employment set forth in each employment agreement until June 30, 2007. In all other respects, the employment agreements continued as previously in effect.

Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that GE Fanuc will cause SBS, as the surviving corporation in the merger, to indemnify SBS’ directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent required by SBS’ charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct, fraud or responsibility for breach of the merger agreement and shall be indemnified only to the fullest extent a corporation is permitted under the New Mexico Business Corporation Act. The merger agreement further provides that, after the merger, GE Fanuc will, or will cause SBS as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by SBS’ directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limits based on the cost of providing such insurance.

Dissenters’ Rights (See page 28)

SBS has concluded that SBS shareholders are entitled under New Mexico law to dissenters’ rights in connection with the merger. To exercise dissenters’ rights, an SBS shareholder must:

•	before the vote on the proposal to approve the merger agreement is taken, deliver to SBS a written objection to the proposed corporate action;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as are required by Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act.

A copy of the relevant provisions of Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act is attached to this proxy statement as Annex C.

Material United States Federal Income Tax Consequences of the Merger (See page 30)

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Conditions to Closing (See page 39)

Before we can complete the merger, a number of conditions must be satisfied or waived. These include:

•	the approval of the merger agreement by the requisite vote of SBS’ shareholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals;

•	the absence of any law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal;

•	the truth and correctness of our representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SBS;

•	our performance in all material respects of all of our obligations under the merger agreement;

•	since the date of the merger agreement, there not having been any change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on SBS;

•	dissenters’ rights not having been exercised by our shareholders with respect to more than 5% of the issued and outstanding shares of our common stock immediately prior to the closing date; and

•	since the date of the merger agreement, neither our chief executive officer nor our chief financial officer shall have failed to provide the necessary certifications under the Sarbanes-Oxley Act of 2002.

No-Shop Provisions (See page 38)

SBS has agreed not to solicit, initiate, cause, facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under certain specified circumstances set forth in the merger agreement.

Termination (See page 42)

GE Fanuc and SBS may terminate the merger agreement by mutual consent at any time prior to completion of the merger, even after we receive shareholder approval. The merger agreement may also be terminated at any time prior to the closing of the merger:

•	by either SBS or GE Fanuc if:

•	the merger is not completed by December 22, 2006, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal, if the terminating party’s breach is not the primary cause of the restraint;

•	the required vote of SBS’ shareholders is not obtained to approve the merger agreement at a meeting of its shareholders duly convened therefor or at any adjournment thereof, except we may not terminate the merger agreement if the failure to obtain shareholder approval is the result of our breach;

•	by GE Fanuc if:

•	SBS breaches a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and SBS’ ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that has certain effects specified in the merger agreement;

•	SBS enters into an agreement relating to another takeover proposal, or SBS’ board of directors (1) withdraws or modifies, in a manner adverse to GE Fanuc, its recommendation that SBS’ shareholders approve the merger agreement or its approval of the merger, (2) approves or recommends to its shareholders another takeover proposal, (3) does not reject any bona fide publicly known or announced offer for another takeover proposal within 10 days of the making thereof or (4) fails to publicly reconfirm its recommendation that SBS’ shareholders approve the merger agreement within 10 days after receipt from GE Fanuc that it do so if the request is made after the making of a bona fide written or publicly announced (or otherwise publicly known) offer for another takeover proposal;

•	by SBS if:

•	GE Fanuc breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and GE Fanuc’s ability to cure such breach; and

•	Before our shareholders have approved the merger agreement, (1) SBS has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently SBS enters into a definitive agreement providing for a superior proposal and pays the termination fee described below to GE Fanuc.

Fees and Expenses (See page 43)

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees and expenses, other than filing fees related to the Hart-Scott-Rodino Act and foreign antitrust filings with governmental authorities, which will be shared equally by SBS and GE Fanuc. The merger agreement requires SBS to pay GE Fanuc a termination fee in the amount of $9,250,000 if the merger agreement is terminated under certain specified circumstances.

Federal or State Regulatory Filings Required in Connection with the Merger (See page 31)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “Hart-Scott-Rodino Act,” the merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. SBS and GE Fanuc both filed the required notification and report forms under the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission on April 12, 2006.

The Exon–Florio Amendment to the Defense Production Act of 1950, commonly known as “Exon–Florio,” provides the President of the United States with the authority to investigate and, where necessary, block or unwind mergers and acquisitions by foreign persons that could threaten U.S. national security. By executive order, the President has delegated his investigatory powers under Exon–Florio to the Committee on Foreign Investment in the United States, which we refer to as “CFIUS”, an interagency committee chaired by the U.S. Treasury Department. We intend, jointly with GE Fanuc, to make a filing with CFIUS seeking confirmation that the transactions contemplated by the transaction documents do not threaten the national security. Upon filing of the CFIUS notification, the CFIUS agencies have 30 days in which to determine whether to seek a further investigation of the merger. We cannot assure you whether or not the CFIUS agencies will decide to seek an investigation that could lead to a decision by the President to block the proposed merger.

The merger is also subject to review by regulatory authorities in certain foreign jurisdictions. Both GE Fanuc and SBS have made (or will make) additional filings as required by these foreign regulatory authorities. GE Fanuc and SBS have agreed to use their reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger.

The Special Meeting of SBS’ Shareholders (See page 8)

The special meeting will be held to consider and vote upon the proposal to approve the merger agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting additional proxies to vote in favor of approval of the merger agreement, at our corporate headquarters at 7401 Snaproll NE, Albuquerque, New Mexico 87109 at              a.m., Mountain Time, on                              , 2006.

You are entitled to vote at the special meeting if you owned shares of SBS common stock on                     , 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of SBS common stock you owned on the record date. There are [15,671,531] shares of SBS common stock entitled to be voted at the special meeting.

To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the special meeting and vote in person. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” the approval of the merger agreement.

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of SBS common stock on the record date. The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting additional proxies to vote in favor of approval of the merger agreement, requires the approval of the holders of a majority of the shares of SBS common stock present, in person or by proxy, and entitled to vote at the special meeting.

Surrender of Certificates (See page 33)

Promptly after the effective time of the merger, SBS shareholders will be mailed a letter of transmittal and instructions specifying the procedures to be followed to surrender your shares of SBS common stock in exchange for the merger consideration. SBS shareholders should not submit their stock certificates for exchange until they receive the letter of transmittal and instructions. When SBS shareholders surrender their stock certificates along with the properly executed letter of transmittal, they will receive the merger consideration.

QUESTIONS AND ANSWERS

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with GE Fanuc. Under the merger agreement, we will become a wholly-owned subsidiary of GE Fanuc and our common stock will no longer be listed on the Nasdaq National Market. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, our shareholders must vote to adopt the merger agreement. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the shareholders at the special meeting of our shareholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our shareholder, to vote your shares without attending the special meeting.

Q.	When and where will the special meeting be held?

A.	The special meeting will be held on , 2006 at a.m., Mountain Time, at our corporate headquarters at 7401 Snaproll NE, Albuquerque, New Mexico 87109.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	What do I need to do now? (See page 13)

A:	SBS urges you to read carefully and consider the information contained in this proxy statement. In addition, you should complete, sign and date the attached proxy card and return it to in the enclosed postage-prepaid return envelope as soon as possible so that your shares of SBS common stock may be represented at the special meeting. You may also vote your proxy by telephone or the Internet by following the instructions provided on your proxy card.

Q:	What happens if I do not return a proxy card? (See page 14)

A:	The failure to return your proxy card, an abstention from voting or a broker non-vote will have the same effect as a vote against the proposal to approve the merger agreement.

Q:	May I vote in person? (See page 13)

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, SBS encourages you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank if you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:	Can I change my vote after I have voted by proxy? (See page 13)

A:	Yes. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of SBS at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of SBS before the taking of the vote at the special meeting; or

•	attending the special meeting and voting such shares in person. Shareholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me? (See page 13)

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval of the merger agreement.

Q:	What vote of the shareholders is required to approve the merger agreement? (See page 13)

A:	To approve the merger agreement, shareholders of record as of , 2006 holding at least a majority of the outstanding shares of SBS common stock must vote FOR the approval of the merger agreement. There are [15,671,531] shares of SBS common stock entitled to be voted at the special meeting. Our directors and executive officers hold and are entitled to vote, in the aggregate, shares of our common stock, representing approximately % of the outstanding shares of our common stock entitled to vote at the special meeting. Such persons have informed us that they intend to vote all of their shares “FOR” the adoption of the merger agreement.

Q:	Does SBS’ board of directors recommend approval of the merger agreement? (See page 21)

A:	Yes. Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is in the best interests of SBS and its shareholders. In reaching its decision to approve the merger agreement and to recommend the adoption of the merger agreement by our shareholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 19 through 20 under “The Merger—Reasons for the Merger.”

Q:	Is the merger contingent upon approval at the special meeting of any of the proposals to be voted upon at the special meeting other than the proposal to approve the merger agreement?

A:	No.

Q:	What will happen to SBS as a result of the merger?

A:	If the merger is completed, SBS will become a wholly-owned subsidiary of GE Fanuc and our common stock will no longer be listed on the Nasdaq National Market.

Q:	What will happen to my shares of SBS common stock after the merger? (See page 32)

A:	Upon completion of the merger, each outstanding share of SBS common stock will automatically be canceled and, other than shares held by shareholders who exercise dissenters’ rights, will be converted into the right to receive $16.50 in cash, without interest, subject to any applicable withholding taxes.

Q:	Will I own any shares of SBS common stock after the merger or will I receive any shares of GE Fanuc common stock as a result of the merger? (See page 32)

A:	No. You will be paid cash for your shares of SBS common stock. SBS’ shareholders will not have the option to receive GE Fanuc common stock in exchange for their shares instead of cash.

Q:	What happens to SBS stock options and restricted stock units in the merger? (See page 33)

A:	Holders of SBS stock options, whether or not then vested or exercisable, will be entitled to receive a cash payment equal to the excess, if any, of $16.50 over the exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes. Holders of SBS restricted stock units will be entitled to receive $16.50 in cash, without interest and subject to any applicable withholding taxes, for each share of SBS common stock represented by such restricted stock unit. Other than the right to receive such payment, holders of stock options or restricted stock units will have no rights with respect thereto after the merger. GE Fanuc will not assume any SBS stock options or restricted stock units as a result of the merger.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected completion date of the merger. If you held your shares of SBS common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person to whom you transferred your shares of SBS common stock.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $16.50 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your SBS shares for more than one year prior to the effective time of the merger. You should read “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 30 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Am I entitled to dissenters’ rights? (See page 28)

A:	Yes. SBS has concluded that you are entitled under New Mexico law to dissenters’ rights in connection with the merger. To exercise dissenters’ rights, you must:

•	before the vote on the proposal to approve the merger agreement is taken, deliver to SBS a written objection to the proposed corporate action;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as are required by Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act.

A copy of the relevant provisions of Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act is attached to this proxy statement as Annex C.

Q:	Should I send in my stock certificates now? (See page 33)

A:	No. After the merger is completed, you will receive written instructions for surrendering your shares of SBS common stock for the merger consideration of $16.50 in cash, without interest and subject to any applicable withholding taxes, for each share of SBS common stock.

Q:	When do you expect the merger to be completed?

A:	SBS is working toward completing the merger as quickly as possible. In addition to obtaining shareholder approval, SBS must obtain applicable regulatory approvals and satisfy all other closing conditions. However, SBS cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of SBS common stock? (See page 32)

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to surrender your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I contact if I have additional questions?

A:	For more information, you should contact Bruce Castle, Vice President, General Counsel and Secretary, SBS Technologies, Inc., 7401 Snaproll NE, Albuquerque, New Mexico 87109, (505) 875-0600.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions contained, or incorporated by reference, in this proxy statement relating to the closing of the merger and other future events constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of shareholders holding a majority of SBS’ outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

Any statements contained in this proxy statement, including statements to the effect that SBS or its management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” or “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. For a detailed discussion of these and other risk factors, please refer to SBS’ filings with the SEC on Forms 10-K, 10-Q and 8-K. You can obtain copies of SBS’ Forms 10-K, 10-Q and 8-K and other filings for free at the Investor Relations section of SBS’ website at www.sbs.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. SBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

VOTING AND PROXIES

Who May Vote at the Special Meeting

Only shareholders of record as of the close of business on                     , 2006, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting and any adjournments thereof. As of the close of business on the record date, the outstanding stock of SBS entitled to vote consisted of [15,671,531] shares of common stock. The holders of the outstanding shares of SBS common stock are entitled to one vote per share with respect to each matter submitted to shareholders at the special meeting.

How to Vote

Shareholders may vote in person or by proxy. Execution of a proxy will not affect a shareholder’s right to attend the meeting and vote in person. All shares represented by valid proxies received by the secretary of SBS prior to the meeting will be voted as specified in the proxy. If no specification is made and if discretionary authority is conferred by the shareholder, the shares will be voted FOR each of the proposals. Shares of SBS common stock represented at the special meeting but not voted, including shares of SBS common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

SBS’ shareholders are requested to complete, date and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope. Shareholders may also vote proxies by telephone or the Internet by following the instructions provided on the enclosed proxy card. SBS’ shareholders may vote in person at the special meeting by delivering the completed proxy card at the meeting or by using written ballots that will be available to any SBS shareholder who desires to vote in person at the special meeting. SBS’ shareholders who are beneficial owners of shares held in “street name” by a broker, trustee, bank or other nominee holder on behalf of such shareholder may vote in person at the meeting by obtaining a proxy from the nominee holding the SBS shares. In addition, such SBS shareholders may vote by proxy by completing and signing a voting instruction card provided to them by the nominee holding the SBS shares.

How to Change Your Vote

A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by:

•	delivering a written notice of revocation bearing a later date than the proxy to the secretary of SBS at or before the taking of the vote at the special meeting;

•	delivering a duly executed proxy relating to the same shares and bearing a later date to the secretary of SBS before the taking of the vote at the special meeting; or

•	attending the special meeting and voting such shares in person. Shareholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of at least a majority of the issued and outstanding shares of SBS common stock entitled to vote at the special meeting will constitute a quorum. If a quorum is not present, it is expected that the meeting will be adjourned or postponed to enable SBS to solicit additional proxies. If a new record date is set for the adjourned meeting, then a new quorum will have to be established. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of SBS common stock on the record date. Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present.

The proposals to be considered at the special meeting are of great importance to SBS. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for the approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as voting for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn the special meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the special meeting. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant the persons named as proxies the authority to vote to adjourn the special meeting.

Other Meeting Matters and Adjournment

The SBS board of directors does not know of any matters other than those described in the notice of the special meeting that are to come before the special meeting. If any other matters are properly brought before the special meeting, including, among other things, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement or to permit the dissemination of information regarding material developments relating to the proposal to approve the merger agreement or otherwise germane to the special meeting, one or more persons named in the SBS form of proxy will vote the shares represented by such proxy upon such matter as determined in their discretion. If it is necessary to adjourn the special meeting, no notice of the time and place of the adjourned meeting is required to be given to SBS’ shareholders other than the announcement of such time and place at the special meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which theretofore have been effectively revoked or withdrawn). The affirmative vote of at least a majority of the shares of common stock entitled to vote present, in person or by proxy, and voting at the special meeting although less than a quorum, is required to approve such adjournment.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by SBS. In addition to soliciting shareholders by mail, certain of SBS’ directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. SBS will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and SBS will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of SBS may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

Dissenters’ Rights

SBS has concluded that SBS shareholders are entitled under New Mexico law to dissenters’ rights in connection with the merger. To exercise dissenters’ rights, SBS shareholders must:

•	before the vote on the proposal to approve the merger agreement is taken, deliver to SBS a written objection to the proposed corporate action;

•	NOT vote in favor of the proposal to approve the merger agreement; and

•	comply with other procedures as are required by Sections 53-13-3 and 53-13-4 of the New Mexico Business Corporation Act.

A copy of the relevant provisions of Sections 53-13-3 and 53-13-4 of the New Mexico Business Corporation Act is attached to this proxy statement as Annex C. See “The Merger—Dissenter’s Rights” on page 28 for a more detailed discussion.

THE MERGER

This section describes material aspects of the merger. The merger agreement itself, which is the definitive document governing the merger, is described under “Merger Agreement” beginning on page 32. While SBS believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this proxy statement for a more complete understanding of the merger and the merger agreement.

SBS’ shareholders are being asked to consider and act upon a proposal to approve the merger agreement. The merger agreement provides for the acquisition of all the outstanding shares of common stock of SBS for $16.50 in cash per share of common stock. The merger will not be completed unless the merger agreement is approved by our shareholders.

Background of the Proposed Merger

From time to time, our board of directors and management team have reviewed SBS’ strategic plans in light of conditions in the industries in which SBS operates and the long-term interests of SBS and its shareholders. Historically, the strategic planning process has focused on organic growth opportunities, including commercial markets in which SBS might have competitive advantages, building employee assets and prioritization of SBS’ resources to achieve overall objectives. However, the board from time to time has also considered potential acquisitions that could add to the breadth or depth of SBS product offerings.

On March 9, 2005, Christopher Amenson, then an SBS director, received a telephone call from Jeff Garwood, CEO and President of GE Fanuc, in which Mr. Garwood requested the opportunity to discuss strategic opportunities, including possible interest in the acquisition of SBS. In a subsequent telephone discussion, Mr. Garwood referred to the possibility of a strategic transaction involving SBS and possible valuations for SBS’ stock. A tentative meeting was scheduled in Albuquerque later that month. Mr. Amenson reported both these discussions to a special telephonic meeting of SBS’ board of directors, which approved follow-up discussions. The board also considered the need for a confidentiality agreement and discussed engaging a financial advisor to assist SBS.

On March 28 and 29, 2005, an SBS management team of Mr. Amenson and Clarence Peckham, our chief executive officer, James Dixon, our chief financial officer, and Bruce Castle, our general counsel, met with Mr. Garwood and Matthew Hardt, GE Fanuc’s chief financial officer, Doug Albert, vice president of GE Fanuc, and Yuvbir Singh of GE Infrastructure’s Business Development/M&A group. At this meeting, GE Fanuc signed a confidentiality agreement presented by SBS, and SBS and GE Fanuc each presented information regarding their respective businesses and strategic goals.

On March 29, 2005, after conclusion of the meeting with GE Fanuc, Mr. Amenson discussed the meeting with the board of directors at a special telephonic meeting. The board directed Mr. Amenson and Harold Kennedy, also a director of SBS, to evaluate and recommend investment bankers who could act as financial advisors in the event the transaction proceeded. The board also authorized Mr. Amenson to engage Munsch Hardt Kopf & Harr PC (“Munsch Hardt”) as counsel to SBS in connection with a potential transaction involving SBS and GE Fanuc.

On April 7, 2005, Mr. Amenson, Mr. Kennedy and Warren Andrews, also a director of SBS, met in Atlanta with Mr. Garwood, Mr. Singh and Derek Feng, General Manager for Business Development of GE Infrastructure. At this meeting, GE Fanuc discussed its potential interest in acquiring SBS. This meeting was reported to a special telephonic meeting of SBS’ board of directors on April 9, 2005. The board determined to further evaluate the potential transaction, including selection of a financial advisor, during the regularly scheduled meeting on April 21, 2005, at which SBS management was scheduled to present its updated strategic plan.

At the regularly scheduled meeting of SBS’ board of directors on April 21 and 22, 2005, in which all directors participated, JPMorgan and one other national investment banking firm made presentations to the board with regard to providing investment banking services and advice to SBS relating to strategic alternatives for SBS, including a possible transaction with GE Fanuc. Munsch Hardt discussed with the board its duties to shareholders and other stakeholders in connection with considering strategic alternatives. During the course of the meeting, management presented its strategic plan update and the board discussed strategic alternatives, including organic growth, acquisitions and the sale of SBS, in the context of management’s presentation.

On April 30, 2005, the board decided at a special telephonic meeting to select JPMorgan as SBS’ financial advisor which was documented in a May 10, 2005 engagement letter.

During May and June, 2005, representatives of JPMorgan and GE Fanuc had a number of conversations in which they discussed valuation of SBS, the market price of SBS common stock and logistics of proceeding with management meetings and due diligence.

On June 22, 2005, Mr. Amenson, Mr. Kennedy, Mr. Andrews, Mr. Peckham and Mr. Dixon met in Atlanta with a GE Fanuc management team of Mr. Garwood, Mr. Hardt, Mr. Singh and other representatives of GE Fanuc, during which the SBS representatives made presentations relating to SBS’ business, operations, strategic plans and historical and projected financial performance.

On or about June 27, 2005, Mr. Amenson and Mr. Garwood had a telephone conversation during which they discussed valuation and the need for further review within the GE structure before a formal offer could be made. Mr. Amenson reported this discussion to the SBS’ board of directors at a special telephonic board meeting on June 29, 2005. The board decided to discontinue talks with GE Fanuc and directed JPMorgan to communicate that decision to GE Fanuc.

During the summer and fall of 2005, there were several brief discussions between SBS or JPMorgan personnel and GE Fanuc personnel. On July 22, 2005, Mr. Garwood telephoned Mr. Amenson to indicate GE Fanuc’s possible interest in a transaction. In late September 2005, Mr. Garwood again contacted Mr. Amenson and Mr. Singh contacted William Thiessen of JPMorgan to express GE Fanuc’s interest in pursuing a strategic transaction with SBS. In each case, SBS’ board of directors decided not to pursue discussions regarding a strategic transaction at that time.

On December 10, 2005, the independent members of SBS’ board of directors, at a special telephonic meeting, discussed strategic alternatives available to SBS. At that meeting the independent directors decided to explore with JPMorgan whether it might be fruitful to re-open discussions with GE Fanuc. On December 13, 2005, Mr. Kennedy notified JPMorgan of SBS’ willingness to consider reopening discussions with GE Fanuc.

On December 15, 2005, Mr. Feng indicated to Peter Engel of JPMorgan that GE Fanuc would be interested in resuming discussions regarding a strategic transaction with SBS.

At a special telephonic board meeting on December 20, 2005, in which all directors participated, the board of directors discussed resuming discussions with GE Fanuc as well as other strategic alternatives of SBS. The board authorized Mr. Kennedy and Lawrence Bennigson, the chairman of the board of directors, to coordinate with JPMorgan to explore the possibility of opening discussions with GE Fanuc.

On January 12, 2006, Mr. Peckham, Mr. Dixon, Mr. Bennigson and Mr. Kennedy met with Mr. Garwood, Mr. Hardt, Mr. Singh and Mr. Feng, during which Mr. Peckham and Mr. Dixon made presentations relating to SBS’ business, operations, strategic plans and historical and projected financial performance.

On January 23, 2006, Mr. Feng contacted Mr. Engel to indicate a $16.10 per share valuation of the SBS stock in an acquisition by GE Fanuc. From January 23 to January 28, 2006, representatives of JPMorgan and Mr. Feng had several discussions concerning valuation of the SBS stock.

At a regularly scheduled meeting on January 30, 2006, in which all directors participated, the board of directors determined that the latest indication of interest from GE Fanuc was insufficient to merit further discussion and instructed JPMorgan to communicate this decision to GE Fanuc.

On February 1, 2006, Mr. Feng indicated to Mr. Engel a possible price of $16.50 per share, payable in cash, subject to satisfactory due diligence, the negotiation of definitive documentation and the agreement that SBS would negotiate exclusively with GE Fanuc for a 60-day period.

On February 3, 2006, at a special telephonic meeting in which all directors participated, the board of directors discussed the merits of the latest indication of interest from GE Fanuc and the operational, market and other opportunities and risks that would arise if the board decided to pursue SBS’ strategic plan as an independent entity. Following this discussion, the board authorized Mr. Bennigson and Mr. Kennedy to communicate the board’s willingness to proceed with due diligence based on the latest indication of interest from GE Fanuc, subject to subsequent resolution of the exclusivity period.

On February 6, 2006, Mr. Engel and Mr. Thiessen contacted Mr. Feng to convey the board’s decision and to discuss the exclusivity period and certain basic terms of the possible transaction. Over the following two weeks, representatives of JPMorgan and GE Fanuc had a series of discussions addressing logistics of due diligence, the exclusivity period and terms of the possible transaction. During these discussions the parties tentatively agreed to a one-month exclusivity period through March 14, 2006 which was later documented and extended through March 19, 2006.

On February 14, 2006, SBS made due diligence materials available, and GE Fanuc began its due diligence. From February 20 through February 22, 2006, representatives of SBS and GE Fanuc met in Atlanta, Georgia, during which the SBS representatives made presentations relating to SBS’ business, markets, operations, strategic plans, historical and projected financial performance, technology, personnel and other matters. These meetings were also attended by representatives of JPMorgan, Munsch Hardt and Weil Gotshal & Manges LLP, counsel for GE Fanuc.

On March 6, 2006, Weil Gotshal & Manges LLP delivered the first draft of the merger agreement to Munsch Hardt. From March 6, 2006 through March 19, 2006, representatives of SBS and GE Fanuc and their respective legal counsel negotiated the terms and conditions of the proposed business combination, including the merger agreement. These negotiations covered all aspects of the proposed transaction, including consideration, treatment of stock options and restricted stock units, restrictions on SBS operations after execution of the merger agreement, conditions to GE Fanuc’s obligations to consummate the merger, circumstances in which SBS would be permitted to provide information to and enter into negotiations with persons who might make an alternative takeover proposal, circumstances in which SBS would be permitted to terminate the merger agreement in order to accept a superior proposal and the amount of, and circumstances in which SBS would be required to pay, a termination fee to GE Fanuc.

The board of directors held a special meeting on March 19, 2006 in Atlanta, Georgia, which was attended in person by all directors other than Mr. Fenner, who participated by telephone. Representatives of JPMorgan and Munsch Hardt were also present. The board reviewed the strategic alternatives considered by the board over the past year, the past and current financial and operating position and future prospects of SBS and the market for its stock. Representatives of Munsch Hardt reviewed the provisions of the merger agreement and the transactions required by the merger agreement. JPMorgan then described the methodology and analysis employed by JPMorgan in evaluating the fairness from a financial point of view of the consideration to be received by SBS’ shareholders. JPMorgan also reviewed the financial and comparative data JPMorgan had included in the materials it had prepared for the board, as well as the scope of its opinion, the limitations of such opinion and the considerations and assumptions to which it was subject. JPMorgan then rendered its oral opinion, subsequently confirmed in writing that day, to SBS’ board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of SBS’ common stock in the merger was fair, from a financial point of view, to such shareholders. Following a discussion of a number of issues relating to the merger agreement and the merger and of both positive and negative factors bearing on whether the transaction should be approved (summarized below under “Reasons for the Merger”), SBS’ board unanimously approved the merger agreement, directed that the merger agreement be submitted to a vote of SBS’ shareholders and recommended that SBS’ shareholders approve the merger agreement.

Immediately following the meeting of the board of directors, SBS entered into an amendment to the rights agreement and later in the evening of March 19, 2006, SBS and GE Fanuc entered into the merger agreement. Before the opening of the market on March 20, 2006, SBS and GE Fanuc jointly announced their entry into the merger agreement.

Reasons for the Merger

The SBS board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby (including the merger) are in the best interests of SBS and its shareholders and has unanimously approved the merger agreement and the transactions contemplated thereby. The SBS board of directors unanimously recommends that holders of SBS common stock vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby (including the merger).

In the course of reaching its decision to approve the merger agreement and the merger and recommending that the holders of SBS common stock vote to approve the merger agreement and the transactions contemplated thereby (including the merger), the board of directors consulted with SBS’ legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	that the merger consideration is all cash, which provides certainty of value to SBS’ shareholders;

•	the merger consideration of $16.50 per share represented a premium of 55.1% over the closing price per share of the common stock on March 17, 2006 ($10.64), 52.8% over the average share price of SBS’ common stock for the previous four weeks ($10.80), 54.8% over the average share price of SBS’ common stock for the previous three months ($10.66), 59.0% over the average share price of SBS’ common stock for the previous six months ($10.38), and 62.5% over the average share price of SBS’ common stock for the previous twelve months ($10.15);

•	the likelihood that the merger will be consummated, in light of the experience, reputation and financial capability of the owners of GE Fanuc, the absence of any financing condition to GE Fanuc’s obligation to complete the merger and GE Fanuc’s record of successfully completing acquisitions;

•	the financial presentation of JPMorgan, including its opinion as to the fairness, from a financial point of view, to the holders of SBS’ common stock of the merger consideration to be received by such holders in the merger (see “The Merger—Opinion of SBS’ Financial Advisor”);

•	the business, financial, market and execution risks associated with remaining independent and the challenges of successfully executing SBS’ current business strategies;

•	fair treatment of employees, including retention and acceleration of vesting of employee options, and the terms of the merger agreement regarding SBS’ employees;

•	the availability of dissenters’ rights;

•	the business reputation and the substantial, liquid financial resources of GE Fanuc which the board of directors believes will provide SBS’ business with significant resources to execute its growth strategy more rapidly than as a stand-alone company and the potential to penetrate existing and new markets;

•	the terms and conditions of the merger agreement, including:

•	the scope of the representations, warranties and covenants being made by SBS;

•	the conditions to the consummation of the merger, including the requirement that the merger agreement be approved by SBS’ shareholders;

•	the ability of the board of directors, in the exercise of its fiduciary duties, to provide information to and engage in negotiations with another party in connection with an unsolicited, bona fide written proposal that the board of directors determines in good faith is reasonably likely to result in a superior proposal and, subject to paying a $9,250,000 termination fee to GE Fanuc, which is approximately 3.4% of the total merger consideration, to accept a superior proposal; and

•	the board of directors’ belief that the $9,250,000 termination fee payable to GE Fanuc in certain circumstances is reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal.

The board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	that SBS will no longer exist as an independent company and its shareholders will no longer participate in SBS’ growth or any future increase in the value of SBS or from any synergies that may be created by the merger;

•	that SBS did not solicit or authorize any other person to solicit other prospects as to their potential interest in a business combination with SBS;

•	that, under the terms of the merger agreement, SBS cannot solicit other acquisition proposals and must pay or cause to be paid to GE Fanuc a termination fee of $9,250,000 in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if the board of directors exercises its right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to SBS’ shareholders;

•	that gains from this all-cash transaction will be taxable to SBS’ shareholders for U.S. federal income tax purposes;

•	that if the merger does not close, SBS’ officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and SBS will have incurred substantial transaction costs as well as intangible costs in connection with the transaction; and

•	that the restrictions imposed by the merger agreement on the conduct of SBS’ business prior to completion of the merger, requiring SBS to conduct its business only in the ordinary course and imposing additional specific restrictions, may delay, limit or prevent SBS from undertaking business opportunities that may arise during that period.

The SBS board of directors also considered the interests of its directors and executive officers in the transactions contemplated by the merger agreement, which are described below under “The Merger—Interests of Certain Persons in the Merger.”

The SBS board of directors concluded that, on balance, the potential benefits to SBS and its shareholders of the transactions contemplated by the merger agreement outweighed the potential disadvantages and risks associated with those transactions. The foregoing discussion of the information and factors considered by the SBS board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluations, the SBS board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. Instead, the SBS board of directors conducted an overall analysis of the factors described above, including summaries of discussions of SBS’ management with SBS’ legal, financial, accounting, tax and other advisors. In considering the factors described above, individual directors may have given different weights to different factors.

Recommendation of the SBS Board of Directors

The SBS board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement. The SBS board of directors has unanimously determined that the merger is in the best interests of SBS and its shareholders.

Opinion of SBS’ Financial Advisor

Pursuant to an engagement letter dated May 10, 2005, SBS retained JPMorgan as its financial advisor in connection with any potential sale or other change of control of SBS.

At the meeting of SBS’ board of directors on March 19, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing that day, to SBS’ board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of SBS’ common stock in the merger was fair, from a financial point of view, to such shareholders. No limitations were imposed by SBS’ board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan dated March 19, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Shareholders of SBS are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the board of directors of SBS, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any shareholder of SBS as to how such shareholder should vote at the special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed a draft dated March 19, 2006 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning SBS and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of SBS with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of SBS’ common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of SBS relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of SBS with respect to certain aspects of the merger, and the past and current business operations of SBS, the financial condition and future prospects and operations of SBS, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for or undertaking any independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by SBS and GE Fanuc or otherwise reviewed by or for

JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of SBS or GE Fanuc under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of SBS to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on SBS.

The projections furnished to JPMorgan for SBS were prepared by the management of SBS. SBS does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of SBS’ common stock in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of SBS or as to the underlying decision by SBS to engage in the merger. JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of SBS or any other alternative transaction.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Public Trading Multiples. Using publicly available information, JPMorgan performed a publicly traded company multiple analysis, which attempts to provide a range of implied per share values for SBS by comparing selected financial data of SBS with similar data for selected publicly traded companies. The companies selected by JPMorgan were:

•	Advantech

•	Applied Signal Technology

•	Curtiss Wright Corporation

•	Digi International

•	DRS Technologies

•	Kontron AG

•	Mercury Computer Systems

•	Performance Technologies, Incorporated

•	RadiSys Corporation

The foregoing companies were selected, among other reasons, because they have a business model, customer base and operating characteristics, in terms of size, revenues or gross margins, similar to that of SBS.

In all instances, multiples were based on closing stock prices on March 13, 2006. For each of the following analyses performed by JPMorgan, estimated financial data for the selected companies other than SBS were based on publicly available Wall Street research analysts’ estimates and estimated financial data for SBS were based on (1) a street case (based on Wall Street consensus), (2) a management base case (based on management guidance) and (3) a management high case (based on management guidance).

In conducting its analysis, JPMorgan reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated revenues for calendar year 2005 and enterprise value to estimated earnings before interest, taxes, depreciation and amortization (referred to herein as EBITDA) for calendar years 2005 and 2006. JPMorgan applied a reference range of selected multiples of estimated revenue for calendar year 2005 and estimated EBITDA for calendar years 2005 and 2006 derived from the selected companies to SBS’ corresponding financial data. Specifically, the reference range was 1.0x to 1.5x CY2005 estimated revenues, 9.0x to 15.5x CY2005 estimated EBITDA and 9.3x to 12.5x CY2006 estimated EBITDA. A summary of the range of the implied valuations of SBS’ common stock that JPMorgan derived is set forth below:

Trading Multiple	Implied Valuation Range for SBS Common Stock(1)
Street Case

CY2005 Estimated Revenue	$12.50 - $16.50
CY2005 Estimated EBITDA	$ 6.50 - $ 8.75
CY2006 Estimated EBITDA	$11.50 - $14.00

Management Base Case

CY2006 Estimated EBITDA	$12.50 - $15.25

Management High Case
CY2006 Estimated EBITDA	$14.50 - $18.00

(1)	All values presented on a per share basis, rounded to nearest $0.25

JPMorgan also reviewed the selected companies’ trading multiples based on stock price to estimated earnings per share (referred to herein as the price earnings multiple) for calendar year 2006 and estimated growth of stock price to earnings per share (referred to herein as the price earnings growth multiple) for calendar year 2006 over the prior year. JPMorgan applied a reference range of selected multiples of estimated earnings per share for calendar year 2006 derived from the selected companies to SBS’ corresponding financial data. Specifically the reference range was 17.6x to 25.6x CY2006 estimated earnings per share and 0.9x to 1.2x CY2006 estimated growth of stock price per share. A summary of the implied valuation ranges of SBS’ common stock that JPMorgan derived is set forth below:

Trading Multiple	Implied Valuation Range for SBS Common Stock(1)
Street Case

CY2006 Estimated Price Earnings Multiple	$ 7.50 - $11.00
CY2006 Estimated Price Earnings Growth Multiple	$ 3.00 - $ 4.25

Management Base Case

CY2006 Estimated Price Earnings Multiple	$ 8.50 - $12.50
CY2006 Estimated Price Earnings Growth Multiple	$ 5.25 - $ 7.00

Management High Case

CY2006 Estimated Price Earnings Multiple	$11.25 - $16.50
CY2006 Estimated Price Earnings Growth Multiple	$ 8.75 - $11.50

(1)	All values presented on per share basis, rounded to nearest $0.25

Selected Transaction Analysis. JPMorgan performed a selected transaction analysis, which provides an implied range of per share values for SBS derived from an analysis of a range of selected transactions deemed by JPMorgan to be comparable to the merger. Specifically, JPMorgan reviewed the following transactions involving publicly traded companies:

Date Announced	Acquirer	Target
02/02/06	Emerson	Artesyn
08/18/05	EAS Group	Brooktrout
12/03/03	Curtiss Wright	Dy4
10/15/03	Celestica	Manufacturer’s Services Ltd
08/09/01	Solectron	C-Mac
07/16/01	Sanmina Corp	SCI Systems
04/25/01	Motorola	Blue Wave Systems
10/31/00	Solectron	NatSteel
10/06/00	CMac	Dy4
11/22/99	Flextronics	DII Group
09/13/99	Solectron	SMART Modular Technologies
11/23/98	GE Fanuc	Total Control Products

In performing its analysis, JPMorgan calculated latest twelve-month (referred to herein as “LTM”) revenue, LTM EBITDA, one-year forward EBITDA and one-year forward price earnings transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction (plus total debt, less cash and cash equivalents) by the publicly available LTM revenues, LTM EBITDA, one-year forward EBITDA and one-year forward price earnings multiple of the target company.

JPMorgan applied a reference range of selected LTM revenue, LTM EBITDA, one-year forward EBITDA and one-year forward price earnings multiples derived from the selected transactions to SBS’ corresponding financial data (calendar year 2005 estimated revenue, calendar years 2005 and 2006 estimated EBITDA and calendar year 2006 estimated earnings). Specifically, the reference range was 1.1x to 1.7x LTM revenue, 8.7x to 13.5x LTM EBITDA, 9.3x to 13.0x projected EBITDA and 17.2x to 36.8x projected price earnings multiple. A summary of the implied valuation ranges of SBS’ common stock that JPMorgan derived is set forth below:

Transaction Multiple	Implied Valuation Range for SBS Common Stock(1)
Street Case

CY2005 Estimated Revenue	$13.25 - $18.00
CY2005 Estimated EBITDA	$ 6.50 - $ 8.00
CY2006 Estimated EBITDA	$11.50 - $14.50
CY2006 Estimated Price Earnings Multiple	$ 7.50 - $15.75

Management Base Case

CY2006 Estimated EBITDA	$12.50 - $15.75
CY2006 Estimated Price Earnings Multiple	$ 8.25 - $17.75

Management High Case

CY2006 Estimated EBITDA	$14.50 - $18.50
CY2006 Estimated Price Earnings Multiple	$11.00 - $23.75

(1)	All values presented on per share basis, rounded to nearest $0.25

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for SBS’ common stock by calculating the sum of the present values of the estimated future cash flows that could be generated by SBS.

JPMorgan calculated the unlevered free cash flows that SBS would generate during fiscal years 2006 through 2015 based upon financial projections based on the street case, the management base case and the management high case. Unlevered free cash flow projections for fiscal years 2008 to 2015 were based on industry research, management guidance and JPMorgan estimates for the street case. Unlevered free cash flow projections for fiscal 2009 to 2015 were based on industry research, management guidance and JPMorgan estimates for each of the management base case and management high case. JPMorgan also calculated a range of SBS’ terminal asset values at the end of the 10-year period by applying a perpetual growth rate ranging from 3.00% to 4.00% of SBS’ unlevered free cash flow during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.0% to 13.0%, which were chosen by JPMorgan based upon an analysis of SBS’ weighted average cost of capital. The discounted cash flow analysis indicated a range of equity values of between $10.50 to $13.50 for the street case, $14.25 to $18.50 for the management base case and $25.00 to $33.75 for the management high case, each per share of SBS’ common stock

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to SBS, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of SBS. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to SBS and the transactions compared to the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise SBS with respect to the merger on the basis of such experience and its familiarity with SBS.

For services rendered in connection with the merger, SBS has agreed to pay JPMorgan customary compensation in respect thereof. In addition, SBS has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

In addition, JPMorgan and its affiliates maintain banking and other business relationships with General Electric and its affiliates, for which it receives customary fees. JPMorgan and its affiliates have in the past provided, and continue to provide, investment banking and commercial banking services for General Electric and its affiliates, all for customary compensation. Specific services provided by JPMorgan and its affiliates to General Electric and its affiliates have included: acting as financial advisor in connection with various potential acquisitions and dispositions of businesses by General Electric and its affiliates; acting as lead managing underwriter and bookrunner for various public offerings of equity and debt securities of General Electric and its affiliates, including the public offering of General Electric common stock in March 2004, the initial and follow-on public offerings of common stock of Genworth Financial in May 2004, March 2005, September 2005 and March 2006 and the offering of General Electric’s floating rate notes in December 2005; and acting as lead arranger and bookrunner of GE’s U.S. $22.5 billion revolving credit facilities in May 2004. In addition, JPMorgan’s commercial banking affiliate is a significant lender to General Electric and certain of its affiliates and acts as agent bank under certain of its existing credit facilities. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of SBS, General Electric or their respective affiliates for its own account or for the accounts of its customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Merger

In considering the recommendation of SBS’ board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to SBS’ directors and executive officers that are not available to shareholders generally. SBS’ board of directors was aware of, and considered the interests of, its directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger. Other than the provisions of the merger agreement described below, the arrangements described below were in existence before the discussions about the merger began. Shareholders should take these benefits into account in deciding whether to vote for approval of the merger agreement.

Stock Options and Restricted Stock Units. Upon the completion of the merger, each SBS outstanding stock option will immediately vest and become exercisable and will be terminated or converted into an amount in cash equal to the excess, if any, of $16.50 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. All outstanding SBS restricted stock units will be converted into the right to receive $16.50 in cash, without interest and subject to any applicable withholding taxes, for each share of SBS common stock subject to such restricted stock unit. The following table sets forth the number of vested options held by SBS’ executive officers and directors, the number of shares of SBS common stock subject to options held by such persons that will vest as a result of the merger, the number of restricted stock units and the underlying number of shares of common stock that will be converted as a result of the merger, and the estimated cash payment such persons will receive pursuant to the conversion of their options and conversion of restricted stock units.

	Vested stock options outstanding			Stock options outstanding that vest as a result of the merger			All stock options
Name	Shares of common stock subject to options	Weighted average exercise price per share	Realizable value at the closing of the merger	Shares of common stock subject to options	Weighted average exercise price per share	Realizable value at the closing of the merger	Realizable value at the closing of the merger
Christopher J. Amenson	270,000	$14.1281	$640,420	—	$—	$—	$640,420
Warren W. Andrews	63,185	12.7972	233,963	21,455	9.9927	141,116	375,078
Lawrence A. Bennigson	38,000	13.5107	113,595	38,047	9.9390	249,627	363,222
Bruce E. Castle	37,500	10.3800	229,500	5,000	8.0000	42,500	272,000
James E. Dixon	142,000	12.5325	563,390	—	—	—	563,390
Peter D. Fenner	40,731	13.5435	120,423	11,500	9.8904	76,010	196,433
David H. Greig	212,100	12.8580	772,460	12,000	7.9200	102,960	875,420
Harold E. Kennedy	11,500	13.4739	34,800	11,500	9.8904	76,010	110,810
Clarence W. Peckham	200,000	10.4368	1,212,650	40,000	7.9200	343,200	1,555,850
Richard Szafranski	48,142	12.9856	169,192	11,500	9.8904	76,010	245,202
Alan F. White	55,731	12.8602	202,849	28,092	9.9315	184,522	387,371

Name	Restricted stock units that vest as a result of the merger	Realizable value of restricted stock units at the closing of the merger	Realizable value of all outstanding stock options and restricted stock units at the closing of the merger
Christopher J. Amenson	—	$—	$640,420
Warren W. Andrews	1,405	23,183	398,261
Lawrence A. Bennigson	1,405	23,183	386,405
Bruce E. Castle	2,758	45,507	317,507
James E. Dixon	7,840	129,360	692,750
Peter D. Fenner	8,785	144,953	341,385
David H. Greig	7,840	129,360	1,004,780
Harold E. Kennedy	5,552	91,608	202,418
Clarence W. Peckham	16,147	266,426	1,822,276
Richard Szafranski	8,433	139,145	384,346
Alan F. White	1,405	23,183	410,553

Note:	The table does not include stock options with an exercise price exceeding $16.50 per share of SBS common stock.

Stock Ownership. SBS’ officers and directors also beneficially own shares of SBS common stock. For a further description of these stock holdings, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 44.

Existing Employment Agreements. SBS has entered into employment agreements with each of its executive officers providing, among other things, for six months’ severance payable upon the officer’s termination by SBS without cause and one-year severance payable upon the officer’s termination without cause within one year after a change in control of SBS. On March 19, 2006, SBS entered into amendments to the employment agreements for each of Bruce E. Castle, James E. Dixon, Jr. and David H. Greig, in each case, providing for an eleven-month extension of the term of employment set forth in each employment agreement until June 30, 2007. In all other respects, the employment agreements continued as previously in effect.

Indemnification of Directors and Executive Officers and Insurance. The merger agreement provides that GE Fanuc will cause SBS, as the surviving corporation in the merger, to indemnify SBS’ directors and officers with respect to actions or omissions by them as such at any time prior to the closing date to the fullest extent required by SBS’ charter documents and any applicable contract, provided that such persons shall not be indemnified for any criminal conduct, fraud or responsibility for breach of the merger agreement and shall be indemnified only to the fullest extent a corporation is permitted under the New Mexico Business Corporation Act. The merger agreement further provides that, after the merger, GE Fanuc will, or will cause SBS as the surviving corporation to, provide, for a period of not less than six years, directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by SBS’ directors’ and officers’ liability insurance policy, on terms no less favorable than those in effect on the date of the merger agreement, subject to certain limits based on the cost of providing such insurance.

Dissenters’ Rights

The following is a summary of the statutory procedures that a shareholder of a New Mexico corporation must follow in order to exercise their dissenters’ rights under New Mexico law. This summary is not complete and is qualified in its entirety by reference to Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act, which we refer to as the “NMBCA,” the text of which is set forth in full in Annex C.

The NMBCA provides that each shareholder of a New Mexico corporation has the right to dissent from certain transactions, including a merger requiring shareholder approval. The NMBCA also provides that shareholders electing to exercise their right to dissent must file with the corporation a written objection to the merger at or prior to the meeting of shareholders called to consider and vote upon the merger. If the merger is approved at the meeting, those shareholders who have properly filed an objection and do not vote in favor of the merger may make written demand on the corporation for payment of the fair value of their shares as determined in accordance with the applicable provisions of the NMBCA. This demand must be made within ten days following the meeting at which the merger is approved. Any shareholder who fails to properly make demand within the prescribed time periods will not acquire a right to receive the fair value of their shares as determined in accordance with the applicable provisions of the NMBCA.

SBS shareholders should send their written objections and, after approval of the merger, demand for payment to SBS Technologies, Inc., 7401 Snaproll NE, Albuquerque, New Mexico 87109, Attention: Secretary. Assuming compliance with the provisions of the NMBCA, dissenting SBS shareholders who properly exercise their rights will receive cash equal to the fair value of their shares as determined in accordance with the applicable provisions of the NMBCA in lieu of the merger consideration of $16.50 per share.

The NMBCA provides that, upon receiving a demand for payment from any dissenting shareholder, the corporation will make an appropriate notation thereof in its shareholder records. Within 20 days after demanding payment for their shares, each holder of shares represented by certificates demanding payment will submit the certificates to the corporation for notation thereon that such demand has been made. Failure of the shareholder to do so will, at the option of the corporation, terminate their rights under the NMBCA unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertified shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is transferred, any new certificate issued therefor will bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquired by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

The corporation, or in the case of a merger or consolidation, the surviving or new corporation will give written notice thereof to each dissenting shareholder who has made written demand within ten days after such corporate action is effected. The surviving corporation will make a written offer to each shareholder for shares at a specified price determined by the corporation to be the fair value thereof. The notice and offer will be accompanied by (i) a balance sheet of the corporation as of the latest available date and not more than 12 months prior to the making of the offer and (ii) a profit and loss statement of the corporation for the 12 month period ended on the date of the balance sheet. If the value of the shares is agreed upon by the corporation and the shareholder within 30 days after the date on which the corporate action was effected, payment for the shares will be made within 90 days after the date on which the action was effected. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or in the corporation. If, within the period of 30 days after the date on which the corporate action was effected, a dissenting shareholder and the New Mexico corporation do not agree to the fair value of the shares, the corporation will file a petition in any court of competent jurisdiction in the county and the state where the registered office of the corporation is located asking that the fair value of such shares be found and determined. The corporation should take such action within 30 days after receipt of written demand from any dissenting shareholder, given within 60 days after the date on which such corporate action was effected, or at the election of the corporation at any time within the period of 60 days.

If the corporation fails to institute the proceedings as provided above, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares. A copy of the petition will be served upon each dissenting shareholder who is a resident of New Mexico and will be served by registered or certified mail on each dissenting shareholder who is a non-resident. Service on non-residents will also be made by publication as provided by law. The jurisdiction of the court will be plenary and exclusive.

All shareholders who are parties to the proceeding will be entitled to judgment against the corporation for the amount of the fair value of their shares. A court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The NMBCA leaves the final determination of fair value to the courts. The costs and expenses of any such proceeding will be determined by the court and will be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, and who received from the corporation an offer to pay for the shares if the court finds that the shareholders’ actions in failing to accept the corporation’s offer were arbitrary, vexatious or not in good faith. Such expenses will include reasonable expenses and compensation for the appraisers, excluding the fees and expenses of counsel for experts employed by any party. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel. Payment of the fair value or judgment extinguishes a dissenting shareholder’s interest in such shares. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

Under New Mexico law, no demand may be withdrawn unless the corporation consents thereto. If (i) the demand is withdrawn upon consent, (ii) the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, (iii) in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all of the outstanding shares of the other corporations that are parties to the merger, (iv) no demand or petition for the determination of fair value by a court has been properly made, or (v) a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by the NMBCA, then the right of the shareholder to be paid the fair value of such shares ceases and the dissenter’s status as a shareholder will be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

Any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to strictly comply with all of the procedures set forth in Sections 53-13-3 and 53-13-4 of the NMBCA may result in the loss of a shareholder’s statutory dissenters’ rights.

Delisting and Deregistration of SBS Common Stock

If the merger is completed, SBS common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to shareholders of SBS whose shares of SBS common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, insurance companies, cooperatives, pass-through entities and investors in such entities, shareholders who have a functional currency other than the U.S. Dollar, shareholders who hold their shares of SBS common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or shareholders who acquired their shares of SBS common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of SBS common stock converted into cash in the merger. If shares of SBS common stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder’s holding period for the shares of SBS common stock exceeds one year at the time of the merger. Capital gains recognized by an individual upon a disposition of a share of SBS that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of SBS common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding. A shareholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) whose shares of SBS common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the shareholder provides the shareholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each shareholder that is an individual should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Each foreign individual shareholder must submit a signed statement (such as a Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Federal or State Regulatory Filings Required in Connection with the Merger

United States Antitrust. Under the Hart-Scott-Rodino Act, the merger may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. SBS and GE Fanuc both filed the required notification and report forms under the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission on April 12, 2006.

Exon-Florio. The Exon-Florio Amendment to the Defense Production Act of 1950, commonly known as “Exon-Florio,” provides the President of the United States with the authority to investigate and, where necessary, block or unwind mergers and acquisitions by foreign persons that could threaten U.S. national security. By executive order, the President has delegated his investigatory powers under Exon-Florio to the Committee on Foreign Investment in the United States, which we refer to as “CFIUS”, an interagency committee chaired by the U.S. Treasury Department. We intend, jointly with GE Fanuc, to make a filing with CFIUS seeking confirmation that the transactions contemplated by the transaction documents do not threaten the national security. Upon filing of the CFIUS notification, the CFIUS agencies have 30 days in which to determine whether to seek a further investigation of the merger. We cannot assure you whether or not the CFIUS agencies will decide to seek an investigation that could lead to a decision by the President to block the proposed merger.

Other Jurisdictions. SBS and GE Fanuc each conducts operations in a number of foreign countries or jurisdictions where other regulatory approvals may be required or advisable in connection with the consummation of the merger. SBS and GE Fanuc believe that additional filings are required to be made in Austria, Brazil, Germany, Italy, Norway and Sweden. Under the regulations in Austria, Germany, Norway and Sweden, the merger cannot be completed until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated. To date, SBS and GE Fanuc have made filings in the following jurisdictions:

Country	Date Filed
Brazil	April 5, 2006
Germany	April 7, 2006
Italy	April 18, 2006

Other. Other than those described above and (i) the requirement that SBS file this proxy statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, SBS is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the merger.

Rights Agreement Amendment

On September 5, 1997, the SBS board of directors adopted the Rights Agreement, which we refer to as the “rights agreement.” Under the rights agreement, common stock purchase rights, which we collectively refer to as the “rights” and individually a “right,” were distributed as a rights dividend at the rate of one right for each share of SBS common stock held as of the close of business on that date. The initial adoption of the rights agreement did not require shareholder approval.

The rights agreement is designed to prevent an acquiror from gaining control of SBS without offering a fair price to all of SBS’ shareholders. The rights agreement was not adopted by the SBS board of directors in response to any specific offer or threat, but rather is intended to protect the interests of shareholders in the event SBS is confronted in the future with takeover tactics.

Each right entitles each holder of SBS common stock to buy six shares of SBS common stock (or in certain circumstances to receive cash, property or other securities of SBS) at an exercise price of $20 per share, subject to adjustment. The rights will be exercisable only after 10 business days following a public announcement that a person or group has acquired more than 15% of SBS’ common stock, which we refer to as the “stock acquisition date,” or 10 business days after such person or group announces a tender or exchange offer which would result in its ownership of 15% or more of SBS’ common stock.

If any person or group becomes the beneficial owner of 15% or more of SBS’ common stock other than pursuant to a tender or exchange offer for all shares at a price that a majority of the independent directors determines to be fair and otherwise in the best interest of SBS and its shareholders, then each right not owned by such person or group will entitle its holder to purchase, at the then current exercise price of the right, SBS common stock having a value of twice the right’s exercise price. In addition, if SBS is involved in a merger or other business combination with another person in which its common stock is changed or exchanged, or sells or transfers more than 50% of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase, at the then current exercise price of the right, shares of common stock of such other person having a value of twice the right’s exercise price.

In general, SBS can redeem the rights at $0.001 per right at any time prior to fifteen days following the stock acquisition date. The rights agreement will expire on October 10, 2007, unless earlier redeemed or exchanged.

In connection with the execution and delivery of the merger agreement, SBS’ board of directors approved the First Amendment to the Rights Agreement on March 19, 2006, which we refer to as the “rights amendment.” The rights amendment amends certain sections and definitions of the rights agreement thereby rendering the rights agreement inapplicable to the acquisition by GE Fanuc or its affiliates of shares of SBS common stock in connection with the merger.

A copy of the rights agreement has been filed with the SEC as Exhibit 4.1 to SBS’ 10-K for the fiscal year ending June 30, 2002. A copy of the rights amendment has been filed with the SEC as Exhibit 4.2 to SBS’ Current Report on Form 8-K filed with the SEC on March 23, 2006. Copies of the rights agreement and the rights amendment are available free of charge from SBS.

MERGER AGREEMENT

This section of the proxy statement provides a summary of the merger agreement, which is the definitive agreement governing the merger. This summary, however, may not contain all of the information that is important to you. SBS urges you to carefully read the merger agreement, which appears as Annex A to this proxy statement.

Merger Consideration

Upon completion of the merger, each outstanding share of SBS common stock will be converted into the right to receive $16.50 in cash, without interest. The price of $16.50 per share was determined through arm’s-length negotiations between SBS and GE Fanuc. Upon completion of the merger, no shares of SBS common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Surrender of Certificates

Your right to receive $16.50 per share in cash, without interest, will arise automatically upon completion of the merger. Prior to the effective time of the merger, GE Fanuc will designate a bank or trust company selected by GE Fanuc to act as the paying agent under the merger agreement. GE Fanuc will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of SBS common stock.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in SBS’ transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate:

•	if you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by GE Fanuc or the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against GE Fanuc.

Shareholders should not send their certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to shareholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letter of transmittal.

180 days after the effective time of the merger, the paying agent will deliver to GE Fanuc on demand any funds made available to the paying agent which have not been disbursed to holders of SBS stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such 180-day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of SBS common stock will be issued in full satisfaction of all rights relating to the shares of SBS common stock.

Effect on SBS Stock Options and Restricted Stock Units

The vesting of each stock option to acquire SBS common stock outstanding at the effective time of the merger will be accelerated, such that upon the completion of the merger, all such options will be fully vested and exercisable. Each outstanding stock option to acquire SBS common stock will be converted at the effective time of the merger into the right to receive, as soon as practicable after the effective time of the merger, a cash payment equal to the product of (1) the excess, if any, of $16.50 over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option. Each restricted stock unit outstanding at the effective time of the merger will become fully vested and will be converted into the right to receive, as soon as practicable after the effective time of the merger, a cash payment equal to $16.50 per share of common stock issuable under a particular restricted stock unit. Payments to holders of stock options and restricted stock units will be without interest and subject to any applicable withholding taxes.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the New Mexico Public Regulation Commission or at such later time as is agreed upon by GE Fanuc and SBS and specified in the articles of merger. The filing of the articles of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with New Mexico law, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of GE Fanuc and a party to the merger agreement, will merge with and into SBS. SBS will survive the merger as a wholly-owned subsidiary of GE Fanuc. If the merger agreement is approved by SBS’ shareholders, the merger will be completed as soon as all of the other conditions to the merger set forth in the merger agreement have been satisfied or waived by GE Fanuc or SBS, as applicable. These conditions are described below under “Merger Agreement—Conditions to Closing.”

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

The merger agreement contains customary representations and warranties of SBS as to, among other things:

•	SBS’ organization, good standing and corporate power;

•	SBS’ capitalization;

•	authorization, non-contravention and voting requirements;

•	governmental approvals;

•	SBS’ SEC documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with laws;

•	permits;

•	accuracy of information in this proxy statement;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	contracts;

•	government contracts;

•	title to properties;

•	intellectual property;

•	insurance and claims;

•	opinion of financial advisor;

•	brokers and other advisors;

•	state takeover statutes; and

•	SBS’ rights agreement.

In addition, the merger agreement contains representations and warranties by GE Fanuc and Merger Sub as to, among other things, government approvals and GE Fanuc’s having the necessary corporate power and authority, and sufficient funds, to complete the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.

Covenants of the Parties

Conduct of SBS’ Business

SBS agreed in the merger agreement that, subject to specified exceptions or unless GE Fanuc otherwise consents in writing, SBS will carry on its business in the ordinary course, consistent with past practice, comply in all material respects with all applicable laws and the requirements of all material contracts and permits, make all voluntary disclosures deemed appropriate to governmental authorities and use commercially reasonable efforts to (i) maintain and preserve intact SBS’ business organization and the goodwill of those having significant business relationships with SBS, (ii) not take any action inconsistent with retaining the services of its present officers and key employees generally, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the merger. SBS has also agreed to keep in full force and effect all material insurance policies maintained by SBS and its subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice and pay all maintenance, registration and similar fees and take all other appropriate actions necessary to prevent the abandonment, loss or impairment of intellectual property or software owned by SBS or any of its subsidiaries.

In addition, SBS has agreed that, subject to specified exceptions, neither SBS nor any of its subsidiaries may, without GE Fanuc’s prior written consent:

•	issue, sell, grant, dispose of, pledge or otherwise encumber any shares of SBS’ capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of SBS’ capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of SBS’ capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of SBS’ capital stock, voting securities or equity interests; provided that SBS may issue shares of its common stock in connection with the exercise of outstanding options and restricted stock units previously granted under any of SBS’ equity incentive plans;

•	redeem, purchase or otherwise acquire any of SBS’ outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, calls, commitments, or options or any other agreements of any character to acquire any shares of SBS’ capital stock, voting securities or equity interests;

•	declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of SBS’ capital stock or otherwise make any payments to SBS’ shareholders in their capacity as such (other than dividends by a wholly owned subsidiary of SBS to its parent);

•	split, combine, subdivide or reclassify any shares of SBS’ capital stock;

•

amend (including by reducing the price or extending the term) or waive any of SBS’ rights under, or accelerate the vesting under, any provision of SBS’ equity incentive plans (other than vesting required under any such plan), or any agreement evidencing any outstanding stock option or rights to acquire SBS’ capital stock, except for vesting required under certain employment agreements in effect as of the date of the merger agreement and amendments to certain equity incentive plans as are necessary to allow awards thereunder to be terminated or converted in accordance with the merger agreement;

•	incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, or enter into a “keep well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SBS or any of its subsidiaries, except for, among other things, borrowings in the ordinary course of business in amounts not in excess of $1,000,000 in the aggregate outstanding at any time under SBS’ existing credit agreement;

•	sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily permit to become subject to any lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of SBS’ material properties or assets (including securities of its subsidiaries) to any person;

•	make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 in the aggregate for SBS and its subsidiaries taken as a whole during any three consecutive month period;

•	directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any entity or division, business or equity interest of any entity, or except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $200,000 or, in the aggregate, have a purchase price in excess of $500,000 during any three consecutive month period;

•	make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to SBS’ employees in the ordinary course of business consistent with past practice) to, any entity other than a wholly-owned subsidiary of SBS in the ordinary course of business consistent with past practice or charitable contribution to any entity except consistent with past practice and in an aggregate amount not to exceed $25,000;

•	enter into, terminate or amend any material contract (other than certain customer or supply contracts entered into in the ordinary course of business consistent with past practice) or any material permit or, other than in the ordinary course of business consistent with past practice, any other contract that is material to SBS and its subsidiaries taken as a whole, or waive any material rights under any of the foregoing;

•	enter into or extend the term or scope of any contract that restricts SBS or any of its subsidiaries or affiliates from engaging in any line of business or in any geographic area;

•	amend or modify the engagement letter with JPMorgan;

•	enter into any contract that would be breached by, or require the consent of any party to continue in full force following, the completion of the merger;

•	release any person from, modify or waive any provision of any confidentiality, standstill or similar agreement;

•	take any action to render the restrictive provisions of SBS’ rights agreement inapplicable to any transaction (other than the merger) or any entity (other than GE Fanuc and Merger Sub);

•	except as required by the merger agreement, amend or modify the rights agreement;

•	except in the ordinary course of business consistent with past practice, enter into, terminate or amend any sales representative or distribution contract;

•

increase the compensation of any SBS director, officer or employee or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (or equity-based), policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or affiliate, other than required pursuant to applicable law or as otherwise allowed under the merger agreement;

•	make, change or revoke any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	make any changes in financial or tax accounting methods, principles, policies or practices or change an annual accounting period, except insofar as may be required by generally accepted accounting principles or applicable law or in connection with SBS’ efforts to enhance its and its subsidiaries’ internal controls over financial reporting;

•	amend SBS’ charter documents or the charter documents of SBS’ subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the consolidated financial statements of SBS included in its quarterly report on Form 10-Q for the quarter ended December 31, 2005 or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of GE Fanuc, except for communications in the ordinary course of business that do not relate to the merger;

•	settle or compromise any litigation or proceeding that is material to SBS and its subsidiaries taken as a whole; or

•	agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the completion of the merger not to be satisfied.

The covenants in the merger agreement relating to the conduct of SBS’ business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business of the Company” in Annex A to this proxy statement.

Employee Benefits

GE Fanuc has agreed in the merger agreement to provide, or cause its affiliates (including SBS as its wholly-owned subsidiary after the merger) to provide, SBS’ employees, for a period of at least one year following the closing of the merger, with combined aggregate pay and benefits, other than equity awards, that provide at least a comparable value in the aggregate to those provided to similarly situated employees of GE Fanuc. SBS’ employees will also be provided credit for prior service under applicable employee benefit plans. GE Fanuc has also agreed that it will, or it will cause SBS (as its wholly-owned subsidiary after the merger) to, assume the obligations under specified existing employment and severance agreements.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	recommendation by SBS’ board of directors that its shareholders approve the merger agreement;

•	use of reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance and, in connection therewith, to vigorously defend any challenge by regulatory authorities to the completion of the merger;

•	public announcements;

•	access to information;

•	notification of communications from governmental authorities or claims relating to the merger or breaches of representations and warranties, breaches of covenants and certain other matters;

•	indemnification and insurance;

•	securityholder litigation; and

•	environmental matters.

No-Shop Provisions

SBS has agreed, prior to the merger becoming effective, to certain limitations on SBS’ ability to take action with respect to other potential acquisition transactions. SBS has agreed to terminate any discussions or negotiations with any person, and use best efforts to cause the return or destruction of any confidential information provided by SBS, its subsidiaries or its representatives, with respect to any takeover proposal (as defined below). In addition, except as set forth below, SBS has agreed to not directly or indirectly:

•	solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal;

•	participate in any discussions or negotiations with any third party regarding any takeover proposal;

•	enter into any agreement related to any takeover proposal;

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to GE Fanuc, the board of directors’ recommendation that SBS’ shareholders approve the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

•	approve or recommend, or propose publicly to approve or recommend, or cause or authorize SBS or any of its subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any takeover proposal.

Notwithstanding these limitations:

•	if SBS’ board of directors receives an unsolicited, bona fide written takeover proposal made after March 19, 2006 in circumstances not involving a breach of the merger agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such takeover proposal) and the board of directors reasonably determines in good faith that such takeover proposal is or is reasonably likely to result in a superior proposal (as defined below) and with respect to which the board determines in good faith, after considering applicable provisions of state law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to SBS’ shareholders under New Mexico law, then SBS may (but only prior to obtaining shareholder approval of the merger), after providing GE Fanuc not less than 24 hours written notice of SBS’ intention to take such actions: (1) furnish information to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with SBS that is no less favorable in any material respect to SBS than its confidentiality agreement with GE Fanuc and (2) participate in discussions and negotiations with such person regarding such takeover proposal;

•	SBS’ board of directors may withdraw or modify its recommendation that its shareholders approve the merger agreement, or recommend a takeover proposal, if the board determines in good faith, after reviewing applicable provisions of New Mexico law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to SBS’ shareholders under New Mexico law; and

•	if SBS’ board of directors receives an unsolicited, bona fide written takeover proposal that was made in circumstances not involving a breach of the merger agreement and that the board determines in good faith constitutes a superior proposal, the board of directors may, in response to such superior proposal and within a set timeframe, cause SBS to terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal; however, in such circumstances, SBS would be required to pay a $9,250,000 termination fee to GE Fanuc as described below under “Merger Agreement—Fees and Expenses.”

Prior to responding to an unsolicited takeover proposal, SBS must give GE Fanuc notice of the takeover proposal. SBS must also provide GE Fanuc with copies of any written materials received from or on behalf of the person making the takeover proposal and shall keep GE Fanuc fully informed of all material developments regarding the takeover proposal. SBS must simultaneously furnish GE Fanuc with copies of any non-public information that SBS provides to the person that made such unsolicited takeover proposal.

Under the merger agreement, “takeover proposal” means any inquiry, proposal or offer from anyone (other than GE Fanuc and its subsidiaries) or any group relating to any:

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of SBS’ assets and those of its subsidiaries equal to 15% or more of SBS’ consolidated assets or to which 15% or more of SBS’ revenues or earnings on a consolidated basis are attributable;

•	direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of SBS’ equity securities;

•	tender offer or exchange offer that if completed would result in any person or group beneficially owning 15% or more of any class of SBS’ equity securities; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation or similar transaction involving SBS or any of its subsidiaries.

Under the merger agreement, “superior proposal” means a bona fide written offer obtained after March 19, 2006 not in breach of the merger agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such takeover proposal) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of SBS’ equity securities or all or substantially all of SBS’ assets and those of its subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which a majority of the members of SBS’ board of directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to SBS’ shareholders from a financial point of view than the merger, taking into account at the time of determination any changes to the merger agreement proposed by GE Fanuc in writing and the ability of the entity making such proposal to complete the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

Conditions to Closing

The parties’ obligations to complete the merger are subject to the following conditions:

•	the approval of the merger agreement by the requisite vote of SBS’ shareholders;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws, and the receipt of any required foreign antitrust approvals; and

•	no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal.

GE Fanuc’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	SBS’ representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, subject to certain exceptions) must be true and correct as of the date of the merger agreement and the date of the closing of the merger (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SBS;

•	SBS must have performed in all material respects all of its obligations under the merger agreement;

•	since the date of the merger agreement, there must not have been any change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on SBS;

•	there must not be any action, investigation, proceeding or litigation pending or threatened by any governmental entity and in which a governmental entity is a party that would reasonably be expected to (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of SBS’ shares by GE Fanuc or Merger Sub or the completion of the merger, (2) impose limitations on the ability of GE Fanuc or its affiliates to effectively exercise full rights of ownership of SBS, (3) result in, or result in an investigation by a governmental agency for the purpose of imposing, criminal or civil penalties payable to a governmental entity or restitution payable to a third party (in either case resulting from conviction of a crime), injunctive relief or requirement to alter business practices on GE Fanuc or the surviving corporation or any of their affiliates; (4) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, GE Fanuc’s or its affiliates’ ownership or operation of all or any material portion of the business and assets of SBS and its subsidiaries, taken as a whole, or, as a result of the merger, of GE Fanuc and its subsidiaries, taken as a whole or (5) as a result of the merger, compel GE Fanuc or any of its affiliates to dispose or hold separate any material portion of the business or assets of SBS and its subsidiaries, taken as a whole, or of GE Fanuc and its subsidiaries, taken as a whole;

•	there must not be any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any government entity that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in the previous bullet point being in effect;

•	(1) all required consents of any government entity or third party must have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, must have expired), except, in the case of consents the absence of which would not result in civil or criminal sanctions or certain damages being imposed on GE Fanuc, SBS or their respective affiliates, where the failure to obtain any such consents would not reasonably be expected to have a material adverse effect on SBS, (2) all such consents which have been obtained must be on terms that would not reasonably be expected to have a material adverse effect on SBS and (3) all such consents must be on terms that are satisfactory to GE Fanuc in its reasonable discretion;

•	GE Fanuc must have received written resignation letters from each of the members of the board of directors of SBS, effective as of the effective time of the merger, resigning as director and any retainer agreement between such director and SBS must have terminated in accordance with its terms as a result of such resignation;

•	dissenters’ rights must not have been exercised by SBS’ shareholders with respect to more than 5% of the issued and outstanding shares of SBS common stock immediately prior to the closing date; and

•	since the date of the merger agreement, neither SBS’ chief executive officer nor its chief financial officer shall have failed to provide any necessary certifications under the Sarbanes-Oxley Act of 2002.

The merger agreement provides that a “material adverse effect” on SBS means any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on the (1) business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of SBS and its subsidiaries taken as a whole, or on (2) SBS’ ability to perform its obligations under the merger agreement or consummate the merger. For purposes of clause (1) in the preceding sentence, a material adverse effect does not include any of the following:

•	in and of itself, any change in the market price or trading volume of SBS’ common stock;

•	in and of itself, a failure by SBS to meet internal revenue or earnings predictions or revenue or earnings predictions of equity analysts for any period ending, or for which earnings are released, during the period through the effective time of the merger;

•	any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by SBS or its subsidiaries with GE Fanuc’s express written consent or in accordance with the express written instructions of GE Fanuc or as otherwise expressly required to be taken by SBS or its subsidiaries pursuant to the terms of the merger agreement;

•	any changes or effects arising out of changes in GAAP or other applicable accounting principles or requirements that occur after the date of the merger agreement;

•	any events, changes, effects or developments to the extent directly attributable to the announcement or pendency of the merger agreement or the merger; and

•	events, changes, effects and developments relating to the U.S. or global economy, laws, financial markets or political conditions in general affecting any of the industries in which SBS or its subsidiaries operate, including such changes as are caused by terrorist activities or the entry into or material worsening of war or armed hostilities, in each case to the extent not disproportionately affecting SBS and its subsidiaries as a whole.

A “material adverse effect” on SBS shall be deemed to have occurred if the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) arises from or relates to the failure of SBS or any of its subsidiaries to comply with applicable laws or the breach of any ethical standard or code of conduct and has resulted in or would reasonably be expected to result in reputational harm to SBS or its business, GE Fanuc or any affiliate of GE Fanuc, or criminal or material civil liability to GE Fanuc or any of its affiliates, which either case, is of such seriousness and significance that a reasonable person in the position of GE Fanuc or Merger Sub would not want to proceed with the merger.

SBS’ obligation to complete the merger is also subject to the following conditions:

•	GE Fanuc’s and Merger Sub’s representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect) must be true and correct as of the date of the merger agreement and as of the closing date (or if any representation or warranty expressly speaks as of a specified date, as of such specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GE Fanuc’s ability to complete the merger; and

•	GE Fanuc and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by mutual written consent of SBS and GE Fanuc;

•	by either SBS or GE Fanuc if:

•	the merger is not completed by December 22, 2006, if the terminating party’s breach is not the primary cause of the failure of the merger to be consummated;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal, if the terminating party’s breach is not the primary cause of such restraint;

•	the required vote of SBS’ shareholders is not obtained to approve the merger agreement at a meeting of its shareholders duly convened therefor or at any adjournment thereof except SBS may not terminate the merger agreement if the failure to obtain shareholder approval is the result of SBS’ breach;

•	by GE Fanuc if:

•	SBS breaches a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue, subject to specified materiality thresholds and SBS’ ability to cure such breach;

•	any law, injunction, judgment or ruling shall have been enacted and shall have become final and non-appealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of SBS’ shares by GE Fanuc or Merger Sub or the completion of the merger, (2) imposes limitations on the ability of GE Fanuc to effectively exercise full rights of ownership of SBS; (3) would result in criminal or civil penalties payable to a governmental entity or restitution payable to a third party (in either case resulting from conviction of a crime), injunctive relief or requirement to alter business practices on GE Fanuc or the surviving corporation or any of their affiliates; (4) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, GE Fanuc’s or its affiliates’ ownership or operation of all or any material portion of the business and assets of SBS and its subsidiaries, taken as a whole, or, as a result of the merger, of GE Fanuc and its subsidiaries, taken as a whole or (5) as a result of the merger, would compel GE Fanuc or any of its affiliates to dispose or hold separate any material portion of the business or assets of SBS and its subsidiaries, taken as a whole, or of GE Fanuc and its subsidiaries, taken as a whole;

•	SBS enters into an agreement relating to a takeover proposal, or SBS’ board of directors (1) shall have withdrawn or modified, in a manner adverse to GE Fanuc, its approval of the merger or its recommendation that SBS’ shareholders approve the merger agreement, (2) shall have approved or recommended to its shareholders a takeover proposal, (3) shall not have rejected any bona fide publicly announced offer or otherwise publicly known for a takeover proposal within 10 days of the making thereof or (4) fails to publicly reconfirm its recommendation that SBS’ shareholders approve the merger agreement within 10 days after receipt from GE Fanuc that it do so if the request is made after the making of a bona fide written or publicly announced (or otherwise publicly known) takeover proposal;

•	by SBS if:

•	GE Fanuc breaches a representation, warranty, covenant or agreement in the merger agreement, or any of its representations or warranties shall have become untrue, subject to specified materiality thresholds and GE Fanuc’s ability to cure such breach; and

•	Before SBS’ shareholders have approved the merger agreement, (1) SBS has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently SBS enters into a definitive agreement providing for a superior proposal and pays the termination fee described below to GE Fanuc.

Fees and Expenses

Pursuant to the merger agreement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement, the merger or the transactions related thereto will be paid by the party incurring such fees or expenses, other than filing fees relating to Hart-Scott-Rodino and foreign anti-trust filings with governmental authorities, which will be shared equally by SBS and GE Fanuc. However, SBS must pay to GE Fanuc a termination fee equal to $9,250,000 in the following circumstances:

•	The merger agreement is terminated by either SBS or GE Fanuc because (a) the merger is not completed by December 22, 2006 (and at the time of such termination the shareholder meeting to approve the merger has not been held) or (b) the required vote of SBS’ shareholders is not obtained to approve the merger agreement at a meeting of its shareholders duly convened therefor or at any adjournment thereof and (1) prior to such termination, any person or group shall have made or publicly announced an intention to make a takeover proposal and (2) SBS enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any takeover proposal within twelve months of the date the merger agreement is terminated;

•	GE Fanuc terminates the merger agreement because SBS breaches a representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty shall have become untrue so that a closing condition is not satisfied and SBS enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any takeover proposal within twelve months of the date the merger agreement is terminated;

•	GE Fanuc terminates the merger agreement because SBS enters into an agreement relating to a takeover proposal, or because SBS’ board of directors (1) shall have withdrawn or modified, in a manner adverse to GE Fanuc, its approval of the merger or its recommendation that SBS’ shareholders approve the merger agreement, (2) shall have approved or recommended to its shareholders a takeover proposal, (3) shall not have rejected any bona fide publicly announced offer or otherwise publicly known for a takeover proposal within 10 days of the making thereof or (4) fails to publicly reconfirm its recommendation that SBS’ shareholders approve the merger agreement within 10 days after receipt from GE Fanuc that it do so if the request is made after the making of a bona fide written or publicly announced (or otherwise publicly known) takeover proposal; or

•	SBS terminates the merger agreement because, before SBS’ shareholders have approved the merger agreement, (1) SBS has not breached its non-solicitation covenant (other than immaterial breaches that have not directly or indirectly resulted in the making of a takeover proposal) and (2) concurrently SBS enters into a definitive agreement providing for a superior proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of the record date the number of shares of SBS common stock beneficially owned by shareholders known by SBS to own more than five percent of such common stock outstanding and the percentage ownership of such class, based on a total of 15,671,531 shares of SBS common stock outstanding as of the record date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Wellington Management Co. LLP 75 State Street, Boston, Massachusetts, 02109-1809	1,787,100	11.40%
T. Rowe Price Associates, Inc. (MD) 100 East Pratt Street, Baltimore, Maryland, 21202-1009	1,410,400	9.00%
Lord Abbett & Co. LLC 90 Hudson Street, Jersey City, New Jersey, 07302-3973	1,266,490	8.08%
Kennedy Capital Management, Inc. 10829 Olive Boulevard, St. Louis, Missouri, 63141-7739	1,216,457	7.76%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401-1005	1,191,415	7.60%
Paradigm Capital Management, Inc./PCM Advisors LLC 9 Elk Street, Albany, New York 12207-1002	993,200	6.34%

(1)	The ownership information disclosed above is based on Schedule 13G reports, or amendments thereto, filed by such persons with the Securities and Exchange Commission showing ownership information as of December 31, 2005.

The following table lists as of the record date the number of shares of SBS common stock beneficially owned by executive officers and directors of SBS and the percentage ownership of such class, based on a total of 15,671,531 shares of SBS common stock outstanding as of the record date:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Christopher J. Amenson (3)	345,751	(4,5,6)	2.16%
Warren W. Andrews (7) *	106,739	(5,8)	*	*
Lawrence A. Bennigson (7) *	134,815	(5)	*	*
Bruce E. Castle (3,9)	45,589	(4,5)	*	*
James E. Dixon, Jr. (3,9)	205,448	(4,5,10)	1.29%
Peter D. Fenner (7,11) *	77,081	(5)	*	*
David H. Greig (3,9)	259,100	(5)	1.63%
Harold E. Kennedy (7,11) *	25,592	(5)	*	*
Clarence W. Peckham (3,9) *	294,443	(4,5)	1.84%
Richard Szafranski (7,11) *	66,633	(5)	*	*
Alan F. White (7) *	102,925	(5)	*	*
All directors and executive officers as a group (11 persons)	1,664,116		9.70%

*	Director of SBS
**	Less than 1%
(1)	The address for each of these shareholders is in care of SBS at 7401 Snaproll NE, Albuquerque, NM 87109.
(2)	The number of shares of common stock deemed outstanding as of the record date for each individual includes shares of common stock outstanding on such date owned by such individual and all shares of common stock subject to stock options held by such individual exercisable as of such date or within 60 days after such date.

(3)	Is appointed an executive officer by the Board of Directors.
(4)	Includes common stock owned by this person through the SBS Technologies, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”): Christopher J. Amenson 5,355 shares; Bruce E. Castle 889 shares; James E. Dixon, Jr. 2,830 shares; and Clarence W. Peckham 443 shares.
(5)	Includes, as to the person listed, options to purchase shares of SBS common stock under SBS’ stock option plans as of the record date: Christopher J. Amenson 270,000 options, Warren W. Andrews 73,185 options, Lawrence A. Bennigson 48,000 options, Bruce E. Castle 37,500 options, James E. Dixon, Jr. 202,000 options, Peter D. Fenner 50,731 options, David H. Greig 247,100 options, Harold E. Kennedy 11,500 options, Clarence W. Peckham 254,000 options, Richard Szafranski 48,142 options, and Alan F. White 65,731 options.
(6)	Includes 1,000 shares owned indirectly by his spouse and 2,000 shares owned indirectly by his minor children.
(7)	Does not include 1,405 restricted shares of SBS common stock granted to each Independent Director as compensation for the 2005/2006 term.
(8)	Includes, as to the person listed, options to purchase shares of common stock that will become exercisable as a result of the merger under SBS’ stock option plans: Warren W. Andrews 21,455 options, Lawrence A. Bennigson 38,047 options, Bruce E. Castle 5,000 options, Peter D. Fenner 11,500 options, David H. Greig 12,000 options, Harold E. Kennedy 11,500 options, Clarence W. Peckham 40,000 options, Richard Szafranski 11,500 options, and Alan F. White 28,092 options.
(9)	Does not include, as to the person listed, restricted stock unit awards granted that are scheduled to vest on June 30, 2008, provided certain conditions relating to continued employment as defined in the Fiscal Year 2006 Long-term Executive Incentive Plan are satisfied: Bruce E. Castle 2,758 shares; James E. Dixon, Jr. 7,840 shares; David H. Greig 7,840 shares; and Clarence W. Peckham 16,147 shares.
(10)	Includes 618 shares owned indirectly which are held in his spouse’s SBS 401(k) account.
(11)	Does not include, as to the person listed, restricted shares of SBS common stock each director elected to receive in lieu of cash compensation for their 2005/2006 term. Upon completion of their current term on November 15, 2006, restricted shares will be issued as follows: Mr. Fenner, 7,380 shares; Mr. Kennedy, 4,147 shares; and Mr. Szafranski, 7,028 shares.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

SBS common stock is traded on the Nasdaq National Market under the ticker symbol “SBSE.” This table shows, for the periods indicated, the high and low trading price per share for SBS common stock as reported by the Nasdaq.

	SBS common stock
	High	Low
Fiscal Year ending June 30, 2006
First (quarter ended 9/30/05)	$11.25	$8.41
Second (quarter ended 12/31/05)	11.01	9.34
Third (quarter ended 3/31/06)	16.29	9.58
Fourth (through April 12, 2006)	16.30	16.18

Fiscal Year ended June 30, 2005
First (quarter ended 9/30/04)	$16.50	$9.07
Second (quarter ended 12/31/04)	15.00	11.93
Third (quarter ended 3/31/05)	14.57	10.56
Fourth (quarter ended 6/30/05)	11.49	8.55

Fiscal Year ended June 30, 2004
First (quarter ended 9/30/03)	$13.93	$9.17
Second (quarter ended 12/31/03)	17.00	9.89
Third (quarter ended 3/31/04)	17.75	14.30
Fourth (quarter ended 6/30/04)	19.46	12.72

The high and low trading price per share for SBS common stock as reported by the Nasdaq on                     , 2006, the last trading day prior to the date of this proxy statement were $             and $            , respectively.

On                     , 2006, SBS common stock was held of record by              shareholders.

SBS has not declared or paid any dividends on its capital stock previously and, in addition, is limited under its existing lending arrangements from paying cash dividends. Historically, SBS has retained earnings, if any, to support the development of its business. Subject to restrictions in the merger agreement on the payment of dividends by SBS, the payment of future dividends, if any, will be at the discretion of SBS’ board of directors after taking into account various factors, including SBS’ financial condition, operating results and current and anticipated cash needs. Following the merger, SBS common stock will not be traded on any public market.

OTHER MATTERS

As of this time, the SBS board of directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Adjournments

The special meeting may be adjourned without notice, other than by the announcement made at the special meeting, by approval of the holders of a majority of the shares of SBS common stock present, in person or by proxy, and entitled to vote at the special meeting. SBS is soliciting proxies to grant the authority to vote in favor of adjournment of the special meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the merger agreement. SBS’ board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Shareholder Proposals

SBS’ 2006 Annual Meeting of Shareholders is presently scheduled to be held on November 16, 2006. It is expected, however, that the 2006 Annual Meeting of Shareholders will be delayed unless the merger agreement is terminated, and the 2006 Annual Meeting of Shareholders will not be held if the merger is completed. Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders are due by June 12, 2006, for inclusion in SBS’ proxy statement and proxy for that meeting, except that if the date of the 2006 Annual Meeting of Shareholders is changed by more than 30 calendar days from the presently scheduled date, SBS must receive such proposal within a reasonable time before the SBS board of directors makes its proxy solicitation.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by SBS. In addition to soliciting shareholders by mail, certain of SBS’ directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. SBS will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and SBS will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of SBS may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

WHERE YOU CAN FIND MORE INFORMATION

SBS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that SBS files with the SEC at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SBS’ SEC filings are also available to the public from the SEC’s Internet site at “http://www.sec.gov”.

All information contained in this proxy statement relating to SBS has been supplied by SBS and all information contained herein relating to GE Fanuc and Merger Sub has been supplied by GE Fanuc.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

By Order of the Board of Directors

BRUCE E. CASTLE,

Vice President, General Counsel and Secretary

Albuquerque, New Mexico

                    , 2006

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of March 19, 2006

among

GE FANUC EMBEDDED SYSTEMS, INC.,

GME, INC.

and

SBS TECHNOLOGIES, INC.

A-i

A-ii

A-iii

ANNEX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2006 (this “Agreement”), is among GE Fanuc Embedded Systems, Inc., a Delaware corporation (“Parent”), GME, Inc., a New Mexico corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SBS Technologies, Inc., a New Mexico corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Mexico Business Corporation Act (the “NMBCA”), at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the New Mexico Public Regulation Commission articles of merger, executed in accordance with the relevant provisions of the NMBCA (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the NMBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Articles of Organization and By-laws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6 Directors of the Surviving Corporation. Parent and the Company shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE 2

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares), together with the associated common share purchase rights issued under the Rights Agreement, dated as of September 15, 1997, between the Company and First Security Bank, National Association, as rights agent (as amended, the “Company Rights Agreement”), shall be converted into the right to receive $16.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the payment of fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to the payment of fair value under the NMBCA. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent prompt notice of the receipt of any and all written notices received by the Company at or prior to the Company Shareholders Meeting objecting to the Merger. Following the Company Shareholders Meeting, the Company shall give Parent (i) prompt notice of any written demands for the payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NMBCA and received by the Company relating to stockholders’ rights to payment of fair value, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for the payment of fair value under the NMBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenters’ rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for payment of the Merger Consideration upon surrender of the Certificates (the “Paying Agent”). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of outstanding shares of Company Common Stock. Such funds provided to the Paying Agent are referred to herein as the “Payment Fund”.

(b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

(c) Transfer Books; No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

(e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in U.S. government or other investment grade securities, in each case, maturing in not more than 1 year, or other investments of comparable liquidity and credit-worthiness as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent. Nothing contained in this Section 2.2(g) shall affect Parent’s obligation to pay the Merger Consideration in accordance with the terms of this Agreement.

SECTION 2.3 Company Stock Options and Restricted Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Option, each Option outstanding immediately prior to the Effective Time shall be canceled and terminated if no Option Consideration is owed or converted into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and to the terms of any agreement or instrument evidencing the grant of any Options, and obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, SARs, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). The Company shall take all actions necessary to terminate as of the Effective Time all its Company Stock Plans

(including rights to accrued cash balances under such plans), such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any RSU, each RSU outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU. Prior to the Effective Time, the Company shall take all actions necessary to provide that each RSU outstanding immediately prior to the Effective Time (whether or not then vested) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the RSU Consideration for each share of Company Common Stock then subject to the RSU, free of any restriction or risk of forfeiture. Except as otherwise provided below, the RSU Consideration shall be paid as soon after the Closing Date as shall be practicable. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Plans, and obtain any consents from holders of RSUs that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any RSU until any necessary consents are obtained. For purposes of this Agreement, “RSU Consideration” means, with respect to any share of Company Common Stock issuable under a particular RSU, an amount equal to the Merger Consideration per share of Company Common Stock.

(c) The Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act (as defined below) in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

SECTION 2.4 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock, Options or RSUs pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and such other representations and warranties to the extent a matter in such section of the disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or otherwise organized and has all requisite corporate, partnership, limited liability or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has had, has or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include for purposes of this clause (i): (A) in and of itself, any change in the market price or trading volume of the Company Common Stock (provided that this clause (A) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change does not constitute or contribute to a Company Material Adverse Effect); (B) in and of itself, a failure by the Company to meet internal revenue or earnings predictions or revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period through the Effective Time (provided that this clause (B) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such failure does not constitute or contribute to a Company Material Adverse Effect); (C) any changes or effects directly arising out of or resulting from actions taken or the failure to take actions by the Company or its Subsidiaries with Parent’s express written consent or in accordance with express written instructions of Parent or as otherwise expressly required to be taken by the Company or its Subsidiaries pursuant to the terms of this Agreement; (D) any changes or effects arising out of changes in GAAP or other applicable accounting principles or requirements that occur after the date of this Agreement; (E) any events, changes, effects or developments to the extent directly attributable to the announcement or pendency of this Agreement or any of the Transactions; or (F) events, changes, effects and developments relating to the U.S. or global economy, laws, financial markets or political conditions in general affecting any of the industries in which the Company or its Subsidiaries operate, including such changes thereto as are caused by terrorist activities or the entry into or material worsening of war or armed hostilities (in each case under this clause (F), to the extent not disproportionately affecting the Company and its Subsidiaries as a whole), or (ii) the Company’s ability to perform its obligations under this Agreement or consummate the Transactions. Without limiting the generality of the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if the applicable change, event, occurrence or state of facts (or aggregation of changes, events, occurrences or state of facts) arises from or relates to the failure of the Company or any Subsidiary to comply with Laws or the breach of any ethical standard or code of conduct and has resulted in or would reasonably be expected to result in (x) reputational harm to the Company’s business, Parent or any Affiliate of Parent or, following the Effective Time, the Surviving Corporation, or (y) criminal or material civil liability to Parent or any Affiliate of Parent, in the case of either (x) or (y), of such seriousness and significance that a reasonable person in the position of Parent or Merger Sub would not want to proceed with the transactions contemplated by this Agreement.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States or any foreign equivalent thereof) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws (the “Company Charter Documents”) and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent and its representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since July 1, 2003.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock. At the close of business on March 15, 2006, (i) 15,671,531 shares of Company Common Stock were issued and outstanding (of which no shares of Company Common Stock were held by the Company in its treasury) and (ii) 3,373,554 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans and 110,447 shares of Company Common Stock were subject to outstanding RSUs granted under the Company Stock Plans). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of March 15, 2006, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto and (2) the exercise price thereof, if any. If any such option or right was not granted under a Company Stock Plan, Section 3.2(a) of the Company Disclosure Schedule also indicates for each such option or other right, (1) the date of grant, (2) the expiration date, and (3) the name of the holder thereof. Since March 15, 2006 though the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options or RSUs referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in accelerated vesting, exercisability or payment of any Options or RSUs.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Shareholder Approval for the approval of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that shareholders of the Company approve this Agreement (the “Company Board Recommendation”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 hereof and in Section 3.13(b) of the Company Disclosure Schedule and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) materially violate or conflict with, result in the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract or other Contract that is material to the Company or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the NASDAQ Stock Market, (ii) the filing of the Articles of Merger with the New Mexico Public Regulation Commission pursuant to the NMBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), (v) voluntary notification under Section 721 of the Omnibus Trade and Competitiveness Act of 1988 (amending Title VII of the Defense Production Act, 50 U.S.C. App. Section 2170

(1997)) (the “Exon-Florio Amendment”) and (vi) as may be required in connection with any Government Contract or Government Subcontract (which are the subject of Sections 3.3(c) and 3.13(b)), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions.

SECTION 3.5 Company Sec Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since July 1, 2003 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and, as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Documents (as the same may have been amended prior to the date hereof), the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such Company SEC Documents.

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act). The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOxA”). All of the statements contained in the certifications included as exhibits to the Company’s most recent periodic report are complete and correct as of the date of this Agreement. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls (each a “Financial Control Weakness”) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance with Section 404 of the SOxA.

(d) The Company (i) keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary (1) to permit preparation of financial statements in accordance with GAAP and (2) to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the Company’s proxy statement dated October 10, 2005, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(f) Except as set forth on Section 3.5(f) of the Company Disclosure Schedule, since July 1, 2003, neither the Company nor any of its Subsidiaries nor any of their respective directors or officers or, to the Knowledge of the Company, employees, auditors or accountants has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since July 1, 2003, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(g) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of June 30, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) arising in the ordinary course of business pursuant to Contracts disclosed on the Company Disclosure Schedule or (iv) that, individually or in the aggregate, are not material to the Company and its Subsidiaries taken as a whole.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

SECTION 3.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date, there has not occurred any: (A) damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its Subsidiaries having a book or fair market value in excess of $250,000 individually or in excess of $1,500,000 in the aggregate which materially affects the use thereof or (B) except as set forth on Section 3.2(c) of the Company Disclosure Schedule, acceleration of vesting of any option to acquire capital stock of the Company or RSU.

SECTION 3.7 Legal Proceedings. Except as set forth on Section 3.7 of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened, Governmental Investigation or legal, administrative, arbitral or other proceeding, claim, suit or action against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, including, in each case, in connection with an alleged violation of (i) applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the U.S. Department of Treasury (“Export Control Requirements”), or (ii) the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable Law regarding illegal payments and gratuities (collectively with the FCPA, “Improper Payment Laws”).

SECTION 3.8 Compliance With Laws; Permits.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are (and since July 1, 2003 have been) in compliance in all material respects with all laws (including common law), statutes, rules, codes, executive orders, ordinances, regulations, requirements, administrative rulings or judgments of any Governmental Authority or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Authority (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations (including those Laws related to Export Control Requirements and Improper Payment Laws). Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the Knowledge of the Company, indirectly), a third party located in Cuba, Syria, Myanmar (Burma), Iran, North Korea, Libya or Sudan. Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, (i) since July 1, 2003, neither the Company nor any of its Subsidiaries has made or has been ordered to make any payment in respect of any Governmental Damages, and (ii) neither the Company nor any of its Subsidiaries is conducting on the date of this Agreement any internal investigation or has made since July 1, 2003, or is planning to make a voluntary disclosure to any Governmental Authority with respect to any alleged act or omission, including arising under or relating to a Government Contract or Government Subcontract.

(b) Since July 1, 2003, each of the Company, its Subsidiaries and their respective employees, agents and consultants, and each other Person acting for, or on behalf of, the Company, has complied with all Improper

Payment Laws, and has not, directly or indirectly, used funds or other assets, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund. Notwithstanding the provisions of the immediately preceding sentence, the representations set forth in such sentence shall be applicable to the Company’s employees, agents, distributors and consultants and other Persons acting for, or on behalf of, the Company solely to the extent that the actions of such Persons could result in the imposition of liability on the Company, Parent or their respective Subsidiaries under any Improper Payment Laws. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any such illegal payment or secret or unrecorded fund.

(c) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, “Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of all Permits. Since July 1, 2003, neither the Company nor any of its Subsidiaries has received written notice from a Governmental Authority (a) claiming or alleging that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (b) that such Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company and its Subsidiaries taken as a whole.

SECTION 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

SECTION 3.10 Tax Matters.

(a) Except as shown in Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate accrual for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements in accordance with GAAP. Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(c) The U.S. Federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through June 30, 2001. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(g) The Company has made available to Parent complete and correct copies of (i) all income and franchise Tax Returns and all other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise and any other material Taxes of the Company or any of its Subsidiaries.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and was not a United States real property holding corporation on any “determination date” (as defined in Treasury Regulation Section 1.897-2(1)) that occurred during the 5-year period ending on the Closing Date.

(i) For purposes of this Agreement: (i) “Taxes” shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clauses (a) or (b), and (c) any amounts in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto), (ii) all employment, consulting or other compensation agreements, and collective bargaining agreements, and (iii) all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, welfare benefit, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, training, medical benefits, life insurance, fringe benefits, educational assistance or other material employee benefits, in each case to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries (the “Employees”) (collectively, the “Company Plans”). None of the Company Plans is subject to Title IV of ERISA, is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, current and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions; and (v) written descriptions of all non-written material agreements relating to the Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code or other applicable Laws meets such requirements, including (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

(e) None of the Company, any of its Subsidiaries or any other Persons who are treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (“ERISA Affiliates”) has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan.

(f) With respect to each Company Plan providing for post-employment benefits with respect to current or former employees employed outside of the United States (unless all liabilities under such plan are fully provided for or otherwise fully satisfied by one or more fully paid up insurance policies or annuity contracts with a person unaffiliated with the Company or any of its Subsidiaries), the Company has provided to Parent separately as to each such plan as of June 30, 2005: (i) a statement of the liabilities under such plan (as determined using actuarial assumptions consistent with U.S. GAAP (regardless of whether U.S. GAAP applies), (ii) a list of all assets of such plan, (iii) the amount of any book reserves or other amounts set aside for payment of liabilities arising under such plan, and (iv) the amount or a description of any undisclosed liabilities arising under such plan. Each Company Plan to the extent such plan is intended or required to register with any Governmental Authority is and has been properly registered.

(g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). No accumulated funding deficiencies exist in any of the Company Plans subject to Section 412 of the Code.

(h) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.

(j) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

(k) None of the Company Plans with respect to current or former employees within the United States provide for post-employment life or health insurance coverage, or other welfare benefits coverage for any participant or any beneficiary of a participant, except (i) as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary or (ii) coverage through the last day of the month in which a participant terminates employment with the Company and its Subsidiaries.

(l) Except as disclosed in Section 3.11(l) or 5.2(h) of the Company Disclosure Schedule or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company and its Subsidiaries, (ii) increase any benefits under any Company Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

(m) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(n) Any individual who performs services for the Company or any of its Subsidiaries and who is not and has not been during any period since July 1, 2003 treated by the Company and its Subsidiaries as an employee of the Company or any of its Subsidiaries for purposes of federal income taxes and participation in Company Plans is and has been properly treated as not constituting an employee for such purposes during the period so treated.

(o) Except as set forth in Section 3.11(o) of the Company Disclosure Schedule, (i) none of the Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative, (ii) neither the Company nor any of its Subsidiaries has recognized any labor organization, works council or similar representative, nor has any such organization been elected as the collective bargaining agent of any Employees and (iii) there is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there been union representation involving any of the Employees within the preceding five years. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance.

SECTION 3.12 Environmental Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, (B) to the Knowledge of the Company, there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors; (C) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective predecessors has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (D) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any property currently or formerly owned, operated or leased by the Company, any of its Subsidiaries or any of their respective predecessors or any property to or at which the Company, any of its Subsidiaries or any of their respective predecessors transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company and its Subsidiaries incurring Environmental Liabilities.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or in the reports made available pursuant to Section 3.12(h), and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, there have been no Releases of Hazardous Materials on properties currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries, or any of their respective predecessors.

(c) To the Knowledge of the Company, except as set forth in Section 3.12(c) of the Company Disclosure Schedule, (i) the Company has obtained and currently maintains all material Permits necessary under Environmental Laws for their operations, (ii) there is no investigation known to the Company, nor any action pending or threatened against or affecting the Company or any real property owned, operated or leased by the Company to revoke such material Permits, and (iii) the Company has not received any written notice from any Person to the effect that there is lacking any material Permit required under Environmental Laws for the current use or operation of any property owned, operated or leased by the Company. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under any material Permit required under Environmental Laws.

(d) The Transactions do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries on environmental matters; and no real estate owned or leased by the Company or any of its Subsidiaries is located in New Jersey or Connecticut.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule or in the reports made available pursuant to Section 3.12(h), and except for those matters that have not resulted and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities individually in excess of $250,000 or in the aggregate in excess of $1,000,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors, (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

(f) Neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any of their respective predecessors has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company or business that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, there are no Environmental Laws that will first become effective or binding after the date of this Agreement that to the Knowledge of the Company would have an adverse impact upon the operations of the Company.

(h) The Company has made available correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to currently or previously owned, leased or operated properties of the Company, any of its Subsidiaries or their respective predecessors, in each case to the extent in the possession of the Company or any of its Subsidiaries.

(i) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including any amounts paid in settlement, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, soil vapor, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons with whom it and existing or future Subsidiaries or Affiliates can compete or to whom it or its existing or future Subsidiaries or Affiliates can sell products or deliver services, (B) partnership or joint venture agreement, (C) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since July 1, 2003, (D) Contract with any (x) Governmental Authority (provided that with respect to purchase orders covered by this clause (D)(x), Section 3.13(a) of the Company Disclosure Schedule shall set forth only those purchase orders that are unfilled as of March 15, 2006) or (y) director, officer or other Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate of any such director or officer, (E) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, (F) financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (G) voting agreement or registration rights agreement, (H) mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) customer, client or supply Contract currently in effect that required payment of consideration (whether or not measured in cash) in fiscal year 2005 in excess of $2,000,000 or that is reasonably likely to require payment of consideration in fiscal year 2006 in excess of $2,000,000, (J) Contract (other than customer, client or supply Contracts) currently in effect that required payment of consideration (whether or not measured in cash) in fiscal year 2005 in excess of $1,500,000 or that is reasonably likely to require payment of consideration in fiscal year 2006 in excess of $1,500,000, (K) Contract currently in effect that was not entered into in the ordinary course of business consistent with past practice and that is not otherwise set forth on Section 3.13(a) of the Company Disclosure Schedule, (L) collective bargaining agreement, (M) “standstill” or similar agreement, (N) merchandising, sales representative or distribution Contract currently in effect that requires payment of consideration (whether or not measured in cash) of greater than $500,000, (O) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) product design or development Contract, (2) Contract primarily involving the provision by or to the Company or any of its Subsidiaries of consulting services, (3) Contract under which the Company or any of its Subsidiaries has agreed to indemnify, hold harmless or assume any obligation of any Person (including with respect to infringement, misappropriation, misuse or other violation by the Company or such Subsidiary or such third party of the Intellectual Property of any third party) other than commercial Contracts in the ordinary course of business, (4) Contract set forth on Section 3.16(c) of the Company Disclosure Schedule or (5) Contract in which the Company or any of its Subsidiaries has granted a right of first refusal or first negotiation, or (P) commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule (including the Contracts not required to be so listed by virtue of the proviso in clause (a)(ii)(D)(x) of this Section 3.13) and Section 3.16(c) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each, a “Material Contract”). The Company has heretofore made available to Parent complete and correct copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. None of the Material Contracts to which the Company or any of its Subsidiaries is a party, and no bid outstanding as of the date of this Agreement (if accepted or awarded), would result in a Loss Contract, in each case in the reasonable judgment of the Company’s management as of the date of this Agreement. For purposes of this Agreement, “Loss Contract” means any Contract with a value in excess of $1,000,000 for which, at the time of its execution, all costs for material, labor and manufacturing overhead incurred (all as determined in accordance with the Company’s cost accounting policy) by the Company and its Subsidiaries to perform such Contract over the course of the Contract’s stated term are, to the Knowledge of the Company, expected to be $100,000 more than the payments from the customer.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(c) Neither the Company nor any of its Subsidiaries is in default under any other Contract to which the Company or any of its Subsidiaries is a party (the “Other Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Other Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.14 Government Contracts. In connection with the business of the Company and its Subsidiaries:

(a) With respect to each Government Contract and Government Subcontract to which the Company or any of its Subsidiaries is a party since July 1, 2003, except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company or such Subsidiary that is a party to such Government Contract or Government Subcontract has complied in all material respects with the terms and conditions of such Government Contract or Government Subcontract, including all applicable requirements of Law, whether incorporated expressly, by reference or by operation of law, including, where applicable, the Truth in Negotiations Act and the Company’s Cost Accounting Standards disclosure statement, if any; (ii) all representations and certifications were current, accurate and complete in all material respects when made, and the Company or such Subsidiary has complied with all such representations and certifications; (iii) no allegation has been made in writing that the Company or its Subsidiary that is a party to such Government Contract is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been received by the Company; and (v) no cost incurred by the Company or one of its Subsidiaries or, to the Knowledge of the Company, one of their respective subcontractors has been questioned or disallowed, directly or indirectly, by a Governmental Authority, other than in connection with commercial disputes in the ordinary course of business.

(b) Neither the Company, any of its Subsidiaries nor any of their respective customers with whom the Company or any of its Subsidiaries presently conducts, or expects to conduct, business, or current or, to the Company’s Knowledge, former employees, representatives or distributors, is (or for the last three years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract, or (ii) suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting, except, with respect to current or former customers, for such investigations, indictments, suspensions or debarments as would not, to the Company’s Knowledge, reasonably be expected to adversely affect the Company’s or any of its Subsidiary’s ability to operate in any line of business it is currently conducting or expects to conduct with respect to a Government Contract or Government Subcontract. Neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. The Company does not have Knowledge of any circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or its Subsidiaries or any of their respective customers with whom the Company or any of its Subsidiaries presently conducts, or expects to conduct, business, or directors, officers, employees, representatives or distributors.

(c) Except as contained in Section 3.14 of the Company Disclosure Schedule, neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding against the Company or any of its Subsidiaries or one of their current employees, nor has the Company or one of its Subsidiaries asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract. The Company has no Knowledge of any facts upon which such a claim or dispute proceeding may be based.

SECTION 3.15 Title to Properties. Each of the Company and its Subsidiaries (i) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that may be incurred under the Company’s existing credit agreement (and any permitted renewal thereof) and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). To the Company’s Knowledge, each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects. Section 3.15 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by the Company and its Subsidiaries.

SECTION 3.16 Intellectual Property.

(a) Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are the owners of, or have valid and continuing rights pursuant to a written agreement (including a shrink-wrap or click-through agreement) to use, practice, manufacture, have manufactured, sell, offer for sale, import and license all Intellectual Property and Technology (“Intellectual Property Rights”) used by the Company and its Subsidiaries in the businesses of the Company and its Subsidiaries as presently conducted (including all research and development).

(b) Except as disclosed in Section 3.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, the products, services and operations of the Company and its Subsidiaries, and the use of the Intellectual Property Rights of the Company and its Subsidiaries in connection therewith, and their present business practices and methods (including all research and development), do not infringe, misappropriate, constitute an unauthorized use of, or violate any Intellectual Property of any third party. At all times since July 1, 2000, the Owned Intellectual Property and Licensed Intellectual Property constitute all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their businesses in the manner in which such businesses have been and are currently being conducted (including all research and development).

(c) Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $100,000 per annum, and except pursuant to the licenses listed in Section 3.16(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business as currently being conducted (including all research and development).

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth a complete and correct list of all of the following owned by the Company and its Subsidiaries: Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed, and the owner of such Intellectual Property. The Company and its Subsidiaries own all right, title and interest in and to each such item of Intellectual Property disclosed on Schedule 3.16(d) of the Company Disclosure Schedule.

(e) The Company and its Subsidiaries own all right, title, and interest in and to each item of Owned Intellectual Property free and clear of any Liens.

(f) Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property Rights to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property Rights.

(g) No confidential Intellectual Property Rights material to the business of the Company or any of its Subsidiaries as presently conducted have been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a written non-disclosure agreement that includes reasonable confidentiality and non-disclosure restrictions. The Company and its Subsidiaries have taken adequate and reasonable security measures to protect the confidentiality of such Intellectual Property Rights. To the extent that any Intellectual Property Rights have been developed or created by a third party for the Company or any of its Subsidiaries, the Company or such Subsidiary has a written contract with such third party with respect thereto and the Company or such Subsidiary thereby has obtained ownership of or has a valid and enforceable license to such Intellectual Property Rights.

(h) The Company or its Subsidiaries have a written agreement with each employee that includes confidentiality and invention assignment provisions in one of the forms disclosed in Schedule 3.16(h) of the Company Disclosure Schedule, and the Company and its Subsidiaries have thereby obtained ownership of all works, inventions, data, information or materials developed or created by each employee on behalf of the Company and its Subsidiaries.

(i) Except as disclosed in Section 3.16(i) of the Company Disclosure Schedule, the Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involves a claim or notice of infringement of, misappropriation of, unauthorized use of, or violation of any Intellectual Property of any third party or challenges the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. All material Intellectual Property Rights owned by the Company or any of its Subsidiaries are subsisting and, to the Knowledge of the Company, valid and enforceable.

(j) Except as disclosed in Section 3.16(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

(k) Section 3.16(k) of the Company Disclosure Schedule sets forth a complete and correct list (i) all Software that is owned exclusively by the Company and its Subsidiaries and (ii) all Software that is used by the Company or any of its Subsidiaries in the business of the Company that is not exclusively owned by the Company, excluding commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $100,000 per annum.

(l) Except as set forth on Section 3.16(l) of the Company Disclosure Schedule, no open source, free, shared or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any (i) Software included in the Owned Intellectual Property or (ii) to the Knowledge of the Company, other Software that is incorporated into or utilized by the Company’s or any of its Subsidiaries’ products or services or otherwise used in the businesses of the Company and its Subsidiaries as presently conducted and as currently proposed by the Company’s management to be conducted.

(m) The Software of the Company and its Subsidiaries does not, to the Knowledge of the Company, contain any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming such Software, or the Company’s or any of its Subsidiaries’ hardware, data, or computer programs or codes, or that is capable of providing access or producing modifications not authorized by the Company or any of its Subsidiaries (collectively, “Disabling Procedures”). Such representation and warranty applies regardless of whether such Disabling Procedures are authorized by the Company or any of its Subsidiaries to be included in the Software.

(n) All products of the Company and its Subsidiaries are designed pursuant to open standards promulgated by VITA, SAE, PIC-MG and other standard setting groups. The Company and its Subsidiaries have fully complied with the policies and procedures governing the use of each such open standard. The Company and its Subsidiaries do not need to obtain any licenses from third parties to use and practice each such open standard, and are not infringing, misappropriating, misusing or otherwise violating the Intellectual Property of the members of VITA, SAE, PIC-MG, other standard setting groups or any third parties with regard to the use and practice of each such open standard and the use, practice, manufacture, have manufactured, sale, offer for sale, importation and license of Technology by the Company and its Subsidiaries in connection with and pursuant to each such standard.

SECTION 3.17 Insurance and Claims.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries (the “Policies”), all of which are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy. With respect to each of the legal proceedings set forth in the Company SEC Documents, no carrier of any Policy has asserted any denial of coverage. Except as set forth in Section 3.17(a) to the Company Disclosure Schedule, the consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list and summary description of all outstanding claims, duties, responsibilities, liabilities or obligations arising from, or alleged to arise from, any injury to any Person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession or use of any product of the Company or any of its Subsidiaries. All such existing claims are or will be fully covered by product liability insurance, subject to the retention amounts of such policies. To the Knowledge of the Company, no circumstances exist affecting the safety of the products of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(c) Section 3.17(c) of the Company Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of twenty-four months. To the Knowledge of the Company, all products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. All warranties of each of the Company and its Subsidiaries are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of J.P. Morgan Securities Inc. (“JPMorgan”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by the common shareholders of the Company is fair from a financial point of view to such shareholders (the “Fairness Opinion”). A complete and correct copy of the Fairness Opinion has been delivered to Parent (for information purposes only). The Company has been authorized by JPMorgan to permit inclusion of its Fairness Opinion and references thereto in the Proxy Statement.

SECTION 3.19 Brokers and Other Advisors. Except for JPMorgan, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent correct and complete copies of the Company’s engagement letter with JPMorgan, which letter describes all fees payable to JPMorgan in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of JPMorgan (the “Engagement Letter”).

SECTION 3.20 State Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company or is applicable to the Merger or the other Transactions.

SECTION 3.21 Company Rights Plan. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Transactions, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement as the result of this Agreement and the Transactions and (ii) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the Transactions, and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole shareholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3 Governmental Approvals. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Articles of Merger with the New Mexico Public Regulation Commission pursuant to the NMBCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (iv) voluntary notification under the Exon-Florio Amendment, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the time of such Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

SECTION 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

ARTICLE 5

Covenants and Agreements

SECTION 5.1 Preparation of the Proxy Statement; Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) the Company shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of JPMorgan referred to in Section 3.18. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) except as otherwise required by New Mexico law, the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors’ or such committee’s approval of this Agreement or the Merger.

SECTION 5.2 Conduct of Business of the Company. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing (which agreement will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (v) conduct its business in the ordinary course consistent with past practice, (w) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Permits and make all appropriate voluntary disclosures to Governmental Authorities and (x) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having significant business relationships with it and (ii) not take any action inconsistent with retaining the services of its present officers and key employees generally, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, (y) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business consistent with past practice, and (z) pay all maintenance, registration and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Owned Intellectual Property. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement or as required by applicable

Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed):

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of Options and RSUs granted under the Company Stock Plans that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans (other than vesting required under any such Company Stock Plan) or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except such vesting as required pursuant to employment agreements in effect on the date of this Agreement (complete and correct copies of which have been delivered to Parent by the Company) and except for such amendments to the Company Stock Plans as are necessary solely to comply with the provisions of Section 2.3 hereof.

(b) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money under (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (A) borrowings by the Company in the ordinary course of business in amounts not in excess of $1,000,000 in the aggregate outstanding at any time under the Company’s existing credit agreement listed on Section 3.13(a) of the Company Disclosure Schedule (as such credit agreement may be renewed, provided that such renewal is on terms no less favorable to the Company than those currently contained in the existing credit agreement, including with respect to the prepayment thereof) and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, and (B) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(c) except as set forth on Section 5.2(c) of the Company Disclosure Schedule, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or voluntarily subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (A) sales of products in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force at the date of this Agreement or (C) dispositions of excess equipment or obsolete or worthless assets;

(d) make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

(e) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any

Person or, (B) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $200,000 or, in the aggregate, have a purchase price in excess of $500,000 during any three-consecutive month period, provided, however, that the foregoing shall not restrict any transaction solely between the Company and one or more of its wholly-owned Subsidiaries or solely between one or more of such Subsidiaries;

(f) make any (i) investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (ii) charitable contribution to any Person except consistent with past practice and in an aggregate amount not to exceed $25,000;

(g) (i) enter into, terminate or amend (A) any Material Contract or any material Permit other than customer, client or supply Contracts (including any such Contracts that are purchase orders with Governmental Authorities) with a value not in excess of $2,000,000 individually in the ordinary course of business consistent with past practice or (B) other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries taken as a whole, or waive any material rights under any of the foregoing, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, (v) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement (and the Company shall take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Parent)), (vi) take any action to render the restrictive provisions of the Company Rights Agreement inapplicable to any transaction (other than the Transactions) or any Person (other than Parent and Merger Sub), (vii) except as required by this Agreement, amend or modify in any way the Company Rights Agreement or (viii) except in the ordinary course of business consistent with past practice, enter into, terminate or amend any sales representative or distribution Contract;

(h) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable law or the terms of agreements in effect on the date of this Agreement set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been made available to Parent by the Company), (ii) increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice, (iii) to employ new employees or terminate existing employees in the ordinary course of business and (iv) as described and subject to the limitations set forth on Section 5.2(h) of the Company Disclosure Schedule;

(i) except as set forth on Section 5.2(i) of the Company Disclosure Schedule, make, change or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) make any changes in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law or such changes in practices as may be made in connection with the Company’s efforts to enhance its and its Subsidiaries’ internal controls over financial reporting;

(k) amend the Company Charter Documents or the Subsidiary Documents;

(l) except as set forth on Section 5.2(l) of the Company Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m) except as set forth on Section 5.2(m) of the Company Disclosure Schedule, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(n) issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(o) except as set forth on Section 5.2(o) of the Company Disclosure Schedule, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.9 hereof); or

(p) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

SECTION 5.3 No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal), and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after considering applicable provisions of state Law and after consulting with and receiving the advice of outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under New Mexico law, then the Company may, at any time prior to obtaining the Company Shareholder Approval (but in no event after obtaining the Company Shareholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company in any material respect (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 5.3, and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. The Company shall take all action necessary to enforce each confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.3(a) by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph no later than the earlier of 48 hours or one business day after the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than the later of 48 hours or one business day after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, (x) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if such Board determines in good faith, after reviewing applicable provisions of state Law and after consulting with and receiving advice from outside counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders under New Mexico law and (y) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal) and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and within 48 hours after the expiration of the five business day period described below, cause the Company to enter into a definitive agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such definitive agreement terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the fifth business day following Parent’s receipt of written notice (the “Notice”) from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis), and only if, during such five business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such five business day period, after taking into account any such adjusted terms as may have been proposed by Parent in writing since its receipt of such Notice, the Board of Directors of the Company has again in good faith made the determination referred to above in this clause (y).

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer obtained after the date hereof not in breach of this Agreement (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is not subject to a financing contingency and which is otherwise on terms and conditions which a majority of the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.1(c)(iii) of this Agreement.

SECTION 5.4 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by the HSR Act and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; (iii) make an appropriate filing of a voluntary notification pursuant to the Exon-Florio Amendment with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Exon-Florio Amendment, and (iv) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to the HSR Act; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), but subject to Section 5.4(c), in the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (C) to resolve objections.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

(e) The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including, without limitation, as permitted by Section 5.3(e)) or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.6 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information (including applicable Competition Laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document (A) filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated March 28, 2005, between GE Fanuc Automation Americas, Inc. and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement.

(b) In furtherance of the foregoing, but not in limitation thereof, the Company shall cause its accountants to furnish to Parent and Parent’s accountants access to all work papers relating to the Company’s business for any of the periods covered by the financial statements of the Company included in the Company SEC Documents.

(c) No investigation by Parent or its representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Parent’s rights under Articles I, VI and VII of this Agreement.

SECTION 5.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) be considered an admission that any representation or warranty is untrue for purposes of Article VI or Article VII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

(b) The Company shall give prompt notice to Parent if (i) the Company, any of its Subsidiaries or any of their respective directors or officers, or to the Company’s Knowledge, any of their employees, auditors or accountants receives or otherwise obtains knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding (A) the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or (B) any violation by the Company or any of its Subsidiaries of the Export Control Requirements or Improper Payment Laws, (ii) any attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, reports evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company or (iii) the Company, any of its Subsidiaries or any of their respective Affiliates commences any internal investigation or determines to make or makes a voluntary disclosure to any Governmental Authority.

SECTION 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (A) the Company Charter Documents as in effect on the date of this Agreement and (B) any applicable contract as in effect on the date of this Agreement; provided, however, that (i) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee’s criminal conduct, fraud, or responsibility for breach of this Agreement and (ii) such indemnification shall only be to the fullest extent a corporation is permitted under the NMBCA to indemnify its directors and officers.

(b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company’s D&O insurance and indemnity policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

SECTION 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent (which shall not be unreasonably withheld or delayed).

SECTION 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except expenses incurred in connection with the filing fees under the HSR Act and Foreign Antitrust Laws shall be shared equally by Parent and the Company.

SECTION 5.11 Employee Benefits.

(a) Without limiting the provisions of Section 5.11(d) hereof, for a period of at least one year following the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Employee with combined aggregate pay (which shall include rates of base salary or wages and annual bonus opportunities) and employee benefits that provide at least a comparable aggregate value to the aggregate pay and benefits provided to similarly situated employees of Parent, provided that for purposes of this covenant, stock options and other equity awards shall be disregarded.

(b) Parent shall, or shall cause its Affiliates to, credit Employees for service earned on and prior to the Closing Date with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Parent and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Parent or any of its Affiliates for the benefit of the Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law.

(c) Parent shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Employees and their eligible dependents to the extent such pre-existing conditions were waived under the applicable Company Plans. Parent shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Employees, deductible and out-of-pocket expenses paid by Employees and their respective dependents under the Company’s or any of its Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(d) Parent shall, or shall cause the Surviving Corporation to, assume and either shall, or shall cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.11(a) of the Company Disclosure Schedule.

SECTION 5.12 Environmental Matters. The Company shall, and shall cause each of its Subsidiaries to, permit Parent and Parent’s environmental consultant, to conduct such investigations (including investigations known as “Phase I” environmental site assessments) of the environmental conditions of any real property owned, operated or leased by or for the Company or any of its Subsidiaries, and the operations thereat as Parent shall deem necessary (“Parent’s Environmental Assessment”). Parent’s Environmental Assessment shall be conducted by a qualified environmental consulting firm (which will require the Company’s approval, and such approval will not be unreasonably withheld), possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries.

ARTICLE 6

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or shall have been terminated and any agreements with any Governmental Authority not to consummate the Transactions shall have expired or been terminated, and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration, or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired or terminated and any agreements with any Governmental Authority not to consummate the Transactions shall have expired or been terminated; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualification, other than such qualifications set forth in the first sentence of Section 3.6 and when used in the definition of, or to modify, the terms Permits and Material Contract) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the representations and warranties made in Section 3.2 and Sections 3.3(a), (b) and (d) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) No Litigation. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority and in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) result in a Governmental Investigation or in Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates, (iv) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Parent and its Subsidiaries, taken as a whole or (v) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole;

(f) No Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect;

(g) Consents. (i) All required approvals or consents of any Governmental Authority or third party including those described in Sections 3.3(c), 3.4, 4.2(b) and 4.3 shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired), except, in the case of consents the absence of which would not result in civil or criminal sanctions or Governmental Damages being imposed on Parent or the Surviving Corporation or their respective Affiliates, where the failure to obtain any such consents would not reasonably be expected to have a material adverse effect on the Surviving Corporation, (ii) all such consents which have been obtained shall be on terms that would not reasonably be expected to have a material adverse effect on the Surviving Corporation and (iii) all of the consents referred to in Section 2.3 hereof required to have been obtained in order to effectuate the provisions of such Section 2.3 shall have been obtained on terms that are satisfactory to Parent in its reasonable discretion;

(h) Director Resignations. Parent shall have received written resignation letters from each of the members of the Board of Directors (or other persons performing similar functions) of the Company and its Subsidiaries, effective as of the Effective Time, resigning as a director and any retainer agreement between such Person and the Company shall have terminated in accordance with its terms as a result of such resignation;

(i) Dissenters’ Rights. Dissenters’ rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Sections 53-15-3 and 53-15-4 of the NMBCA by the shareholders of the Company with respect to more than five percent (5%) of the issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time; and

(j) Sarbanes-Oxley Matters. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to timely provide the necessary certifications when due and as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act, or the Company shall have failed to make truthful and accurate disclosure in a periodic report under the Exchange Act as to the matters covered by such certifications. No periodic report of the Company under the Exchange Act shall have failed to contain any report required by Section 404 of the SOxA or any opinion of the Company’s independent auditor required by PCAOB Auditing Standard 2.

(k) FIRPTA Certificate. Parent shall have received a certificate complying with Treasury Regulation Section 1.1445-2(c)(3) stating that none of the Company’s capital stock is a United States real property interest.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality or Parent Material Adverse Effect qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a duly authorized representative of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE 7

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before December 22, 2006 (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to such party’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to it if such failure to obtain the Company Shareholder Approval was the result of the failure by the Company to comply in all material respects with its obligations under Section 5.1 or Section 5.3; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company by the Outside Date through the exercise of reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i);

(ii) if any Restraint having the effect of granting or implementing any relief referred to Section 6.2(e) shall be in effect and shall have become final and nonappealable; or

(iii) if (x) the Company enters into a Company Acquisition Agreement or (y) the Board of Directors of the Company or any committee thereof (A) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (B) shall have approved or recommended to the shareholders of the Company a Takeover Proposal, (C) shall not have rejected any bona fide publicly announced or otherwise publicly known proposal respecting a Takeover Proposal within 10 days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (D) shall have failed to publicly reconfirm the Company Board Recommendation or its approval of any of the Transactions within 10 days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a bona fide written or publicly announced (or otherwise publicly known) Takeover Proposal; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent or Merger Sub by the Outside Date through the exercise of reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(d)(i); or

(ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of such Takeover Proposal), (B) the Company Shareholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; provided that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the first sentence of Section 3.19 and Section 4.7, the last sentence of Section 5.6(a), Sections 5.10, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein.

SECTION 7.3 Termination Fee.

(a) In the event that (A)(x) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (and at the time of such termination a vote to obtain the Company Shareholder Approval has not been held) or Section 7.1(b)(iii) (and prior to such termination a Takeover Proposal by a third party has been received or publicly announced or a third party has publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), or by Parent pursuant to Section 7.1(c)(i), and (y) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (C) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (A), (B) or (C) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $9,250,000 in cash (the “Termination Fee”).

(b) Any payment required to be made pursuant to clause (A) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (B) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(iii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (C) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1 (d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 1.00%. In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

ARTICLE 8

Miscellaneous

SECTION 8.1 Nonsurvival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.10, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the shareholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State, except to the extent the NMBCA is applicable hereto.

(b) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the City of New York or in New York state court located in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9 Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in any federal or state court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

GE Fanuc Automation Americas, Inc.

P.O. Box 8106

Charlottesville, VA 22906

Attention: Mark Whittenburg, Esq.

Facsimile: (434) 978-5997

with copies (which shall not constitute notice) to:

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06431

Attention: Senior Counsel, Transactions

Facsimile: (203) 373-3008

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Howard Chatzinoff, Esq.

Facsimile: (212) 310-8007

If to the Company, to:

SBS Technologies, Inc.

7401 Snaproll NE

Albuquerque, NM 87109

Attention: Clarence Peckham, CEO

Facsimile: (505) 875-0404

with copies (which shall not constitute notice) to:

SBS Technologies, Inc.

7401 Snaproll NE

Albuquerque, NM 87109

Attention: Bruce Castle, General Counsel

Facsimile: (505) 875-0404

and

Munsch Hardt Kopf & Harr PC

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75201-6659

Attention: A. Michael Hainsfurther, Esq.

Facsimile: (214) 978-4356

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Stock Plans” shall mean the following plans of the Company: (i) 1993 Director and Officer Stock Option Plan; (ii) 1996 Employee Incentive Stock Option Plan; (iii) 1997 Employee Incentive Stock Option Plan; (iv) 1998 Long-Term Equity Incentive Plan; (v) 2000 Long-Term Equity Incentive Plan; and (vi) Fiscal Year 2006 Executive Incentive Plan.

“Competition Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, purchase order, contract or other agreement, instrument or obligation.

“Data Room” shall mean the secure on-line data room (or workspace) maintained by JP Morgan on behalf of the Company, and to which designated personnel of Parent have been given access, at Intralinks and designated as the “Project Cody Virtual Data Room.”

“GAAP” shall mean generally accepted accounting principles in the United States.

“Government Contract” means a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority on the other hand, including any facilities Contract for the use of government-owned facilities. Government Contracts include, as appropriate, all bids, purchase orders and proposals submitted to any Governmental Authority by the Company or any of its Subsidiaries that may result in the award of a Government Contract.

“Government Subcontract” means a Contract that is a subcontract between the Company or any of its Subsidiaries on the one hand, and any third party on the other hand, relating to a Contract between such third party and (a) any Governmental Authority or (b) another party where the ultimate contracting party is a Governmental Authority. Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization, or (v) any official of any of the foregoing.

“Governmental Damages” shall mean (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid or payable to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation or (iii) any injunctive relief or requirement to alter business practices, provided, however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages.

“Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing Governmental Damages.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person shall mean all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction, including: (i) all patents and applications therefor (along with all patents issuing thereon), statutory invention registrations, including continuations, divisionals, continuations-in-part, substitute applications, and extensions, reissues, restorations, and reexaminations thereof, and all rights therein provided by international treaties or conventions (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, other identifiers of source, intellectual property rights arising from or in respect of domain names, domain name registrations and reservations, and corporate names, together with the goodwill associated with any of the foregoing, and all common law rights, registrations, and applications for registration associated with any of the foregoing, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (collectively, “Marks”); (iii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise (collectively, “Copyrights”); (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, invention disclosure statements, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”); (v) all other intellectual property rights arising from or in respect of Technology; and (vi) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i)—(v) above.

“Intellectual Property License” shall mean any grant by or to a Person of any right to use any Intellectual Property.

“Knowledge” shall mean (i) in the case of any Person other than the Company or its Subsidiaries that is not an individual, with respect to any matter in question, the actual knowledge after due inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company or its Subsidiaries, the actual knowledge, after reasonable inquiry within the scope of their respective business responsibilities (which shall not require inquiry of persons other than the persons hereinafter named in this definition), of Christopher Amenson, Adrian Bernhard, Bruce Castle, James Dixon, David Greig, Clarence Peckham, Shawn Stomp and Jenny Watson.

“Options” shall mean options representing the right to acquire shares of Company Common Stock.

“Owned Intellectual Property” means all Intellectual Property and Software owned by the Company and its Subsidiaries.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“RSU” shall mean any award, or portion thereof, of restricted stock or restricted stock units, whether vested or unvested, made under a Company Stock Plan with respect to which the shares of Company Common Stock subject thereto have not been issued (and are not outstanding) prior to the Effective Date.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, Software, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.

The following terms are defined on the page of this Agreement set forth after such term below:

Affiliate	59
Agreement	1
Articles of Merger	2
Balance Sheet Date	15
Bankruptcy and Equity Exception	11
business day	60
Certificate	3
Closing	1
Closing Date	1
COBRA	21
Code	60
Company	1
Company Acquisition Agreement	42
Company Board Recommendation	11
Company Charter Documents	9
Company Common Stock	3
Company Disclosure Schedule	8

Company Material Adverse Effect	8
Company Plans	19
Company Rights Agreement	3
Company SEC Documents	12
Company Shareholder Approval	12
Company Shareholders Meeting	36
Company Stock Plans	60
Competition Laws	60
Confidentiality Agreement	45
Contract	60
D&O Insurance	47
Data Room	60
Disabling Procedures	31
Dissenting Shares	3
Dissenting Stockholders	3
DOJ	44
Effective Time	2

Employees	19
Engagement Letter	33
Environmental Laws	24
Environmental Liabilities	24
ERISA	19
ERISA Affiliates	20
Exchange Act	12
Exon-Florio Amendment	12
Export Control Requirements	16
Fairness Opinion	32
FCPA	16
Filed Company SEC Documents	15
Financial Control Weakness	14
Foreign Antitrust Laws	12
FTC	44
GAAP	60
Government Contract	60
Government Subcontract	60
Governmental Authority	60
Governmental Damages	61
Governmental Investigation	61
Hazardous Materials	24
HSR Act	61
Improper Payment Laws	16
Indemnitees	47
Intellectual Property	61
Intellectual Property License	62
Intellectual Property Rights	29
JPMorgan	32
Knowledge	62
Laws	16
Liens	9
Loss Contract	26
Material Contract	26
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	19

NMBCA	1
Notice	42
Option Consideration	6
Options	62
Other Company Contracts	27
Outside Date	52
Owned Intellectual Property	62
Parent	1
Parent Material Adverse Effect	34
Parent’s Environmental Assessment	49
Paying Agent	4
Payment Fund	4
Permits	17
Person	62
Policies	31
Proxy Statement	12
Release	25
Representatives	40
Restraints	49
RSU	62
RSU Consideration	7
SEC	7
Securities Act	9
Software	62
SOxA	13
Subsidiary	62
Subsidiary Documents	9
Superior Proposal	43
Surviving Corporation	1
Takeover Proposal	42
Tax Returns	19
Taxes	18
Technology	63
Terminating Company Breach	53
Terminating Parent Breach	54
Termination Fee	55
Transactions	63
Treasury Regulations	63

SECTION 8.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For purposes of this Agreement, the Company shall be deemed to have “delivered’ or “made available” any document or information if such document or information shall have been posted to the Data Room as of March 15, 2006 and not subsequently removed.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GE FANUC EMBEDDED SYSTEMS, INC.

By:	/s/ MARYROSE T. SYLVESTER
Name:	Maryrose T. Sylvester
Title:	President and Chief Executive Officer

GME, INC.

By:	/s/ MARYROSE T. SYLVESTER
Name:	Maryrose T. Sylvester
Title:	President and Chief Executive Officer

SBS TECHNOLOGIES, INC.

By:	/s/ CLARENCE W. PECKHAM
Name:	Clarence W. Peckham
Title:	Chief Executive Officer

ANNEX B

March 19, 2006

The Board of Directors

SBS Technologies, Inc.

7401 Snaproll NE

Albuquerque, New Mexico 87109

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of SBS Technologies, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with GE Fanuc Embedded Systems, Inc. (the “Merger Partner”), a subsidiary of General Electric Company (“GE”). Pursuant to the Agreement and Plan of Merger, dated as of March 19, 2006 (the “Agreement”), among the Company, the Merger Partner and GME, Inc. (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and Merger Sub and shares as to which dissenters rights have been exercised, will be converted into the right to receive $16.50 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft dated March 19, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all

B-1

legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we have no other financial advisory or other relationships with the Company. We and our affiliates have in the past provided, and continue to provide, investment banking and commercial banking services for GE and its affiliates, all for customary compensation. Specific services provided by us and our affiliates to GE and its affiliates have included: acting as financial advisor in connection with various potential acquisitions and dispositions of businesses by GE and its affiliates; acting as lead managing underwriter and bookrunner for various public offerings of equity and debt securities of GE and its affiliates, including the public offering of GE common stock in March 2004, the initial and follow-on public offerings of common stock of Genworth Financial in May 2004, March 2005, September 2005 and March 2006 and the offering of GE’s floating rate notes in December 2005; and acting as lead arranger and bookrunner of GE’s U.S.$22.5 billion revolving credit facilities in May 2004. In addition, our commercial banking affiliate is a significant lender to GE and certain of its affiliates and acts as agent bank under certain of its existing credit facilities. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, GE or their respective affiliates for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

B-2

ANNEX C

Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act

53-15-3. Right of shareholders to dissent and obtain payment for shares.

A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:

(1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

(2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

(4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

(a) alters or abolishes a preferential right of such shares;

(b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

(c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

(d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

53-15-4. Rights of dissenting shareholders.

A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

SBS TECHNOLOGIES, INC.

7401 Snaproll NE, Albuquerque, New Mexico 87109

Proxy for special meeting to be held             , 2006

THIS PROXY IS SOLICITED ON BEHALF OF

THE SBS TECHNOLOGIES, INC. BOARD OF DIRECTORS

The undersigned hereby appoints Clarence W. Peckham and Bruce E. Castle, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of common stock of SBS held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the special meeting of shareholders to be held on             , 2006 or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 with discretionary authority to vote upon such other matters as may properly come before the meeting.

If you wish to vote in accordance with the board of directors’ recommendation, just sign and date on the reverse side. You need not mark any boxes.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of SBS Technologies, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

You may vote your Proxy in three ways Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on [ , 2006].

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/sbse/—QUICK *** EASY *** IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on [ , 2006].

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SBS Technologies, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE
		FOR	AGAINST	ABSTAIN

1.      To approve the Agreement and Plan of Merger, dated as of March 19, 2006, among GE Fanuc Embedded Systems, Inc., GME, Inc., an indirect wholly-owned subsidiary of GE Fanuc, and SBS Technologies, Inc.

		☐	☐	☐

2.      To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the Agreement and Plan of Merger, including the purpose of soliciting additional proxies to vote in favor of the Agreement and Plan of Merger.

		☐	☐	☐

	3. To consider and act upon such other matters as may properly come before the meeting.	☐	☐	☐

	Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please be sure to sign and date this proxy.

Shareholder sign here:	Co-owner sign here:

Date:	Date: